PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 7, 2016

KNIGHTSCOPE, INC.

1070 Terra Bella Avenue

Mountain View, CA 94043

(650) 924-1025

www.knightscope.com

UP TO X,XXX,XXX SHARES OF SERIES m PREFERRED STOCK CONVERTIBLE INTO SHARES OF COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 26

MINIMUM INDIVIDUAL INVESTMENT: XXX Shares $

	Price Per Share to Public*	Underwriting discount and commissions**	Proceeds to issuer
Series m Preferred Stock

*The Company will provide final pricing information in a final or supplemental offering circular.

The Company reserves the right to change the Price Per Share to Public during the course of the offering and will file a post-qualification amendment to the Offering Statement at the time of any such change.

** See “Plan of Distribution” for details regarding the compensation payable to placement agents in connection with this offering. The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $XX,XXX, not including state filing fees.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2)                   , 2017, the date that is twelve months from the date this Offering Statement being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the Company in its sole discretion, which may occur at any time. The offering is being conducted on a best-efforts basis without any minimum aggregate investment target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately              , 2016.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

In this Offering Circular, the term “Knightscope,” “we,” “us,” “our” or “the Company” refers to Knightscope, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Knightscope develops and deploys advanced physical security technology utilizing autonomous robots, analytics and a user interface for patrolling both indoor and outdoor environments.  The Company offers its comprehensive suite of technologies on a Machine-as-a-Service (MaaS) business model at an hourly rate significantly below the available alternatives, including human patrol agents and mobile vehicle patrol services. The Company intends to use its “Software + Hardware + Humans” approach to help reduce the enormous negative economic impact of criminal activity on the United States economy, provide significant cost savings, and provide additional capabilities for human guards.

With the assistance of the Knightscope K5 (outdoors) and Knightscope K3 (indoors) Autonomous Data Machines (“ADMs”), the Company’s technology delivers intelligent and mobile “eyes and ears” that assist security and law enforcement professionals in the performance of their duties. ADMs provide a superior level of situational awareness and enforcement capabilities and serve a deterrence function through a commanding physical presence. The ADMs each generate 1 to 2 terabytes of data per week, which can be analyzed for a variety of uses, including identifying environmental anomalies, live monitoring, or forensics. Over time, analysis of the data collected by ADMs is also intended to enhance the navigation capacities of such machines for improved autonomous and self-driving motion.

The Company’s ADMs have thus far operated “in the field” for over 100,000 hours and the machines-in-network have traveled in excess of 50,000 miles, collectively. In fact, one such ADM has traveled the equivalent distance of a round-trip drive from San Francisco to New York, twice over. ADMs are presently deployed in 10 different cities across the State of California with a total of 15 machines-in-network. ADMs are deployed in a variety of environments including malls, hospitals, corporate campuses and a sports stadium.

The Company’s ADMs operate autonomously, meaning they do not require active remote control, within a geo-fenced area. ADMs provide alerts generated through numerous sensors and the analysis of 360-degree high definition video. As presently deployed, ADMs are capable of detecting people, license plates, signals, and heat thresholds on thermal images. Information gathered by ADMs has a wide range of applications, including analysis of parking utilization rates, parked vehicle dwell times, detection of suspicious Wi-Fi signals at sensitive locations, and detection of environmental hazards. The machines provide two-way live intercom calling and live/pre-recorded audio broadcasts that can be used for a variety of applications, including as a mobile public address system.

Data collected by ADMs is accessible through the Knightscope Security Operations Center (KSOC), an intuitive, browser-based user interface. Clients can recall, review, and save the data for analysis, forensic or archival purposes. In addition, the ADMs can be set on specific patrol schedules and paths in order to most effectively adapt to the patrolling environment. The information is accessible both on desktop and mobile devices. Security professionals can have the power of Knightscope’s technology at their fingertips at any time.

THE OFFERING

Securities offered:	Maximum of X,XXX,XXX shares of Series m Preferred Stock

Class B Common Stock	10,179,000 shares
outstanding immediately before the
Offering (1)

Class A Common Stock	0 shares
outstanding immediately before the
Offering (1)

Series A Preferred Stock	8,936,015 shares
outstanding before the
Offering

Series B Preferred Stock	4,653,583 shares
outstanding before the
Offering

Use of proceeds	The net proceeds of this offering will be used to expand our sales in the State of California and nationwide, develop visible and concealed weapon detection technology to add to our platform, and to develop a four-wheel version of our ADM technology, the “K7”, which is intended to operate in a wider range of challenging terrains. The details of our plans are set forth in “Use of Proceeds.”

(1)	Does not include shares issuable upon the exercise of options issued under the 2014 Equity Incentive Plan, shares allocated for issuance pursuant to the 2014 Equity Incentive Plan, the 2016 Equity Incentive Plan or outstanding warrants.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are an early stage company and have not yet generated any profits or significant revenues.
•	We have a limited number of deployments, all of which are in California, and limited market acceptance could harm our business.
•	Our costs may grow more quickly than our revenues, harming our business and profitability.
•	We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Therefore, your ownership interest in Knightscope is likely to continue to be diluted.
•	All of our assets, other than intellectual property, are pledged as collateral to a lender.
•	The loss of one or more of Knightscope’s key personnel, or Knightscope’s failure to attract and retain other highly qualified personnel in the future, could harm our business.
•	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.
•	Our ability to operate and collect digital information on behalf of our clients is dependent on the privacy laws of jurisdictions in which our machines operate as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets.

•	We have limited experience in operating our machines in crowded environments and increased interactions may lead to collisions, possible liability and negative publicity.

•	If we cannot raise sufficient funds we will not succeed.
•	The Company is controlled by its officers and other stockholders.
•	There is no current market for any of our shares of stock.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

We are an early stage company and have not yet generated any profits or significant revenues.

Knightscope was formed in 2013 and made its first pilot sales in 2015. Accordingly, the Company has a limited history upon which to evaluate its performance and future prospects. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the Company makes significant investments in research, development and product opportunities, and reacts to developments in its market, including purchasing patterns of customers, and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Knightscope has incurred a net loss in the last two fiscal years, and has generated limited revenues since inception. We cannot assure you that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares or meet our debt servicing and payment obligations.

We have a limited number of deployments, all of which are in California, and limited market acceptance could harm our business.

The market for advanced physical security technology is relatively new and unproven and is subject to a number of risks and uncertainties. As of the end of October 2016, all of our revenues have come from the services of approximately 21 ADMs, including 3 K3 and 18 K5 machines, deployed at as many as 13 locations in the State of California. Nonetheless, the number of machines in service and their location, varies depending on duration of each customer contract, customer demand and similar factors. Presently, 15 machines-in-network operate in a total of 10 different cities in the State of California. In order to grow our business and extend our market position, we will need to place into service more of the recently-introduced K3 ADMs, expand our service offerings, including by developing the K7 ADM, and expand our presence beyond California. Our ability to expand the market for our products depends on a number of factors, including the cost, performance and perceived value associated with our products and services. Furthermore, the public’s perception of the use of robots to perform tasks traditionally reserved for humans may negatively affect demand for our products and services. Ultimately, our success will depend largely on our customers’ acceptance that security services can be performed more efficiently and cost effectively through the use of our ADMs and ancillary services.

We cannot assure you that we will effectively manage our growth.

Knightscope’s employee headcount and the scope and complexity of our business have increased significantly and Knightscope expects to continue hiring additional employees. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing multiple relationships and interactions with users, distributors, vendors, and other third parties. As the Company continues to grow, our information technology systems, internal management processes, internal controls and procedures and production processes may not be adequate to support our operations. To ensure success, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and implement more complex organizational and management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our current team’s efficiency and expertise, which could negatively affect our business performance.

Our costs may grow more quickly than our revenues, harming our business and profitability.

Providing Knightscope’s products is costly because of our research and development expenses, production costs and need for employees with specialized skills. We expect our expenses to continue to increase in the future as we expand our product offerings beyond the K3 and K5, expand production capabilities and hire additional employees. Historically, Knightscope’s costs have increased each year due to these factors and the Company expects to continue to incur increasing costs, in particular for working capital to purchase inventory, marketing and product deployments as well as costs of customer support in the field. Our expenses may be greater than we anticipate, which would have a negative impact on our financial position, assets and ability to invest further in the growth and expansion of the business. In addition, expansion beyond the state of California will require increased marketing, sales, promotion and other operating expenses. Further, as additional competitors enter our market, we expect an increased pressure on production costs and margins.

We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Therefore, your ownership interest in the Company is likely to continue to be diluted.

In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its preferred stock and/or other classes of equity or debt that convert into shares of preferred or common stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the Company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the Company may accept terms that restrict its ability to incur more debt.

All of our assets, other than intellectual property, are pledged as collateral to a lender.

Our credit facility contains covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur certain additional indebtedness;
•	pay dividends on, repurchase or make distributions in respect our capital stock;
•	make certain investments;
•	sell or dispose of certain assets;
•	grant liens; and
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

A breach of any of these covenants could result in a default under the credit facility and permit the lender to cease making loans to us. Upon the occurrence of an event of default under this agreement, the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. We have pledged a significant portion of our assets, other than our intellectual property, as collateral under our credit facility. If the lender accelerates the repayment of borrowings, we may not have sufficient assets to repay them and we could experience a material adverse effect on our financial condition and results of operations.

The loss of one or more of Knightscope’s key personnel, or Knightscope’s failure to attract and retain other highly qualified personnel in the future, could harm our business.

Knightscope currently depends on the continued services and performance of key members of its management team, in particular, its founders, William Santana Li and Stacy Dean Stephens. If we cannot call upon them or other key management personnel for any reason, our operations and development could be harmed. The Company has not yet developed a succession plan. Furthermore, as the Company grows, it will be required to hire and attract additional qualified professionals such as accounting, legal, finance, production, service and engineering experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

Knightscope relies and expects to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. The Company has filed in the United States various applications for protection of certain aspects of its intellectual property, and currently holds one patent. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by Knightscope, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we intend to operate in the future. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to those of Knightscope and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

Our financial results will fluctuate in the future, which makes them difficult to predict.

Knightscope’s financial results have fluctuated in the past and will fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, you should not rely upon the Company’s past financial results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	Knightscope’s ability to maintain and grow its client base;
•	Our clients may suffer downturns, financial instability or be subject to mergers or acquisitions;
•	The development and introduction of new products by Knightscope or its competitors;
•	Increases in marketing, sales, service and other operating expenses that we may incur to grow and expand our operations and to remain competitive;
•	Knightscope’s ability to maintain gross margins and operating margins;
•	Changes affecting our suppliers and other third-party service providers;
•	Adverse litigation judgments, settlements, or other litigation-related costs; and
•	Changes in business or macroeconomic conditions including regulatory changes.

We may face additional competition.

We are aware of a number of other companies that are developing physical security technology in the United States and abroad that may potentially compete with our technology and services. These or new competitors may have more resources than us or may be better capitalized, which may give them a significant advantage, for example, in offering better pricing than the Company, surviving an economic downturn or in reaching profitability. We cannot assure you that we will be able to compete successfully against existing or emerging competitors. Additionally, existing private security firms may also compete on price by lowering their operating costs, developing new business models or providing other incentives.

Our ability to operate and collect digital information on behalf of our clients is dependent on the privacy laws of jurisdictions in which our machines operate, as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets.

Our ADMs collect, store and analyze certain types of personal or identifying information regarding individuals that interact with the machines. While we maintain stringent data security procedures, the regulatory framework for privacy and security issues is rapidly evolving worldwide and is likely to remain uncertain for the foreseeable future. Federal and state government bodies and agencies have in the past adopted, and may in the future adopt, laws and regulations affecting data privacy, which in turn affect the breadth and type of features that we can offer to our clients. In addition, our clients have separate internal policies, procedures and controls regarding privacy and data security with which we may be required to comply. Because the interpretation and application of many privacy and data protection laws are uncertain, it is possible that these laws may be interpreted or applied in a manner that is inconsistent with our current data management practices or the features of our products. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. Additionally, we may become a target of information-focused or data collection attacks and any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our products. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and foreign countries. If we are not able to adjust to changing laws, regulations, our business may be harmed.

We have limited experience in operating our machines in crowded environments and increased interactions may lead to collisions, possible liability and negative publicity.

Our ADMs operate autonomously in environments, such as shopping malls and stadiums, that are surrounded by various moving and stationary physical obstacles and by humans. Such environments are prone to collisions, unintended interactions and various other incidents, regardless of our technology. Therefore, there is a possibility that our machines may be involved in a collision with any number of such obstacles. Our machines contain a number of advanced sensors that effectively prevent any such incidents and are intended to stop any motion at the detection of intervening objects. Nonetheless, real-life environments, especially those in crowded areas, are unpredictable and situations may arise in which the machines may not perform as intended. Recent highly publicized incidents of autonomous vehicle and human interactions have focused consumer attention on the safety of such systems.

We continuously test the ADMs in a number of unpredictable environments and continue to improve each model’s obstacle-sensing and crash-prevention technology. Furthermore, the maximum speed of the ADMs does not exceed 3 mph, which is not different from normal human walking pace and is unlikely to lead to any significant damage. However, there can be no assurance that a collision, with property or with humans, will not occur, which could damage the ADM, or lead to personal injury or property damage and may subject us to lawsuits. Moreover, any such incident, even without damage, may lead to adverse publicity for us. Such lawsuits or adverse publicity would negatively affect our brand and harm our business, prospects, financial condition and operating results.

If we cannot raise sufficient funds we will not succeed.

For the past year, we have operated at a net loss. Our net loss for 2015 was $3,392,277. Although we aim to reach profitability within the next 12 to 24 months, if we are unable to raise enough money in this offering and from additional sources, we will be unable to pay the costs needed for us to continue operations. Additional fundraising in the future may be offered at a lower valuation, which would dilute the interest of investors in this offering, or on more favorable terms – for example, debt financing, which could be positioned ahead of the investors in this offering in terms of seniority. Please see “Dilution” for more information.

The Company is controlled by its officers and other stockholders.

The Company’s officers and sole director, in particular, William Santana Li and Stacy Dean Stephens, currently hold a significant portion of the Company’s voting securities, and at the conclusion of this offering will continue to hold a significant portion of the Company’s voting rights. Current stockholders of Class B Common Stock of the Company are entitled to ten votes for each such share held at a regular meeting of stockholders, subject to the provisions of the Delaware General Corporate Law and the relevant provisions of the Company’s amended and restated certificate of incorporation. Current stockholders of Series A Preferred Stock and Series B Preferred Stock of the Company are also entitled to ten votes per each such share, subject to the provisions of the Delaware General Corporate Law and the relevant provisions of the Company’s amended and restated certificate of incorporation. Each stockholder of Series m Preferred Stock, which the Company is offering by this Offering Circular, is entitled to one vote per share held. The Series m Preferred Stock will also have no series-based votes or protections. Therefore, investors in this offering will not have the ability to control the board of directors and will not have significant ability to control any specific vote of stockholders.

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of the Series m Preferred Stock and the Company currently has no plans to list any of its shares on any over-the-counter (OTC), or similar, exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing stockholders, assuming full conversion of preferred stock and full vesting and exercise of outstanding stock options, and based on the assumption that the price per share in this Offering is $3.70. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

INCLUDING ALL ISSUED (NON-FORFEITED) OPTIONS:

	Dates Issued	Issued Shares		Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion

Common Shares	2013-2015	10,179,000				10,179,000	$0.0038	(3)
Series A Preferred Shares	2014-2015	4,200,889	(1)			4,200,889	0.8932
Series A Preferred (converted notes)	2014	4,735,126	(1)			4,735,126	0.3317	(5)
Series B Preferred Shares	2015-2016	4,322,005	(1)			4,322,005	2.0401
Series B Preferred (converted notes)	2016	331,578	(1)			331,578	1.7340	(5)
Outstanding Stock Options*	Various			2,637,800	(4)	2,637,800	0.3860	(2)
Warrants	Various			44,500	(4)	44,500	0.2500	(2)

Total Common Share Equivalents		23,768,598		2,682,300		26,450,898	0.5967
Investors in this offering, assuming $30 million raised		8,108,108				8,108,108	3.7000

Total after inclusion of this offering		31,876,706		2,682,300		34,559,006	1.3248

(1)	Assumes conversion of all issued preferred shares to common stock.
(2)	Stock option and warrant pricing is the weighted average exercise price of outstanding options and warrants.
(3)	Common shares issued for various prices ranging from $0.00 to $0.16 per share. Weighted average pricing presented.
(4)	Assumes conversion at exercise price of all outstanding warrants and options.
(5)	Convertible notes were converted at a discount to the triggering preferred stock offering. The table presents the effective pricing of the conversion based on the original principal and accrued interest on the note.

* Includes options committed by the board of directors of the Company that will be issued prior to the qualification of the Offering Statement by the Securities and Exchange Commission.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

The net proceeds of a fully subscribed offering, after total offering expenses and commissions will be approximately $XX million. Knightscope plans to use these proceeds as follows:

•	Approximately $15 million towards expanding our sales within California and nationwide, which will require us to manufacture additional K3 and K5 ADMs. The total includes additional expenses related to product development of new versions, technological upgrades, system improvements, infrastructure and production.
•	Approximately $3 million to develop visible and concealed weapon detection technology to add to our suite of available features of the ADMs.
•	Approximately $5 million to develop the K7 ADM, a four-wheel version designed for use on more rugged outdoor terrain.
•	Approximately $2 million will be used to service venture debt provided by Structural Capital over the 3-year term of its loan.

Approximately $XX,XXX,XXX, which represents XX% of the net proceeds, will be used for general corporate and business purposes, a portion of which may be used to pay employee and executive compensation.

If the offering size were to be $XX,XXX,XXX, then we estimate that the net proceeds to the issuer would be approximately $XX,XXX,XXX. In such an event, Knightscope would adjust its use of proceeds by limiting the speed of growth, delaying or canceling key initiatives and maintaining a smaller number of employees.

Because the offering is a “best efforts” offering without a minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Overview

Knightscope was founded in 2013 to develop advanced physical security technology with the goal of being able to predict and prevent crime in the long-term. Globally, over $500 billion is spent each year on security and security-related products in the public and private sector. We believe that approximately $300 billion of this expenditure is addressable by the products and services that Knightscope has developed or is planning to develop in the future. As the global population grows, we believe the current worldwide security and law enforcement apparatus will not scale and will require new solutions.

In the United States, there are more than 8,000 private security firms and there are 17,985 state and local law enforcement agencies - a fragmented marketplace that we believe offers numerous opportunities for disruption. Of the market leaders, there are three major private security firms in the United States and Knightscope is partnered with two of them as channel partners: Allied Universal Security Services (“Allied Universal”) and Securitas Security Services USA (“Securitas”). Knightscope can help these and other channel partners in the private security industry with margin expansion, competitive advantage in the marketplace and long-term employee and client retention by providing a “sticky” technology set. Knightscope’s technology can integrate into the existing systems and processes of security firms to augment and enhance their capabilities and services.

The Knightscope solution to reducing crime combines the physical presence of our proprietary ADMs with real-time on-site data collection and analysis and a human-machine interface. Our ADMs, in current models of the outdoor “K5” and the recently released indoor “K3”, autonomously patrol client sites without the need for remote control to provide a visible, force multiplying, physical security presence to help protect assets, monitor changes in the environment and deter crime. They gather real-time data using a large array of sensors that is accessible through the Knightscope Security Operations Center (KSOC), an intuitive, browser-based interface that enables security professionals to review events generated from “really smart mobile eyes and ears” to do their jobs more effectively. The KSOC is available both on desktop and mobile devices.

Principal Products and Services

Knightscope currently offers three products: (1) the “K5” ADM for outdoor usage, (2) the “K3” ADM for indoor usage, and (3) the KSOC user interface with the ADMs. Primarily all of our revenues to-date have come from the K5 and the KSOC. The Company received contracts for its first three K3 machines to be deployed in the field, with the first one operational at a client site in October 2016 and the second in November 2016.

ADMs

The K3 and K5 are designed to roam a geo-fenced area autonomously by utilizing numerous sensors and lasers, either on a random basis or based on a particular patrolling algorithm. They can successfully navigate around people, vehicles and objects in dynamic indoor or outdoor environments. To do this, the ADMs employ a number of autonomous motion and self-driving technologies, including lasers, ultrasonic sensors, inertial measurement unit (IMU), and wheel encoders. Each ADM can generate 1 to 2 terabytes of data per week and over 90 terabytes of data per year, which is accessible for review and analysis via the KSOC. Clients can recall, review, and save the data for analysis, forensic or archival purposes. Each machine is able to autonomously charge and recharge on a 24-hour basis, 7 days per week without human intervention. Clients may also utilize the patrol scheduler feature on the KSOC to schedule periodic or regular patrols during certain times for alternative patrol routes.

The dimensions of the K5 are as follows:

Height: 5 feet

Width: 3 feet

Weight: 300 pounds

The K5 is designed to be used outdoors in such environments as open air malls, corporate campuses, hospitals, stadiums, retailers, warehouse, logistics facilities, college campus, airports and train stations. The K5’s advanced anomaly detection features include:

•	360 degree high definition night and day video capture;
•	Live streaming and recorded high definition video capabilities;
•	Automatic license plate recognition;
•	Parking space utilization feature, which provides information regarding use and utilization of parking spaces in any given parking structure;
•	Parking meter feature, which assesses the top 10 vehicles and their "dwell time" in a particular location. If a vehicle is parked for more than 24 hours in the same location, a user can receive an alert or have the data flagged. The parking meter feature can also track the top 10 stationary vehicles in an area and accurate parking meter readout for each such vehicle;
•	People detection, which can alert a user in real-time of people detected on their premises, together with 360-degree recorded high-definition video. A user can use the time-stamp of the recording to search through other data detected to assess and better understand other conditions in the area patrolled by the ADM;
•	Thermal imaging, which allows for triggered alerts based on temperature. For example, assisting with alerts regarding increased risks of fires;
•	Two way communication feature may be utilized for both public announcements and avoidance of human physical confrontations with dangerous individuals; and
•	Signal detection can be utilized as a rogue router detector for sensitive locations such as a data center.

The dimensions of the K3 are as follows:

Height: 4 feet

Width: 2 feet

Weight: 275 pounds

The K3 is tailored for indoor usage, allowing it to autonomously navigate complex dynamic indoor environments such as an indoor mall, office building, manufacturing facility, stadium plaza, warehouse or school. It has the same suite of advanced anomaly detection capabilities, but the parking utilization, parking meter and license plate recognition features are turned off.

The ADMs include several communications features. The units can transfer data over 4G LTE networks and/or Wi-Fi. Each one has an intercom that may be used for two-way communication with security. In addition, one or multiple units may be used as a live broadcast public address system or to deliver pre-recorded messages. They also can measure hyper local conditions such as temperature, pressure, humidity and CO2 levels.

The ADMs run on rechargeable batteries. They are configured to patrol autonomously for approximately two to three hours, following which, without human intervention, the ADMs find and dock to a charge pad, recharging for 10 to 20 minutes before resuming patrol. The machines remain operational during the charging period, providing 24/7 uptime to clients.

KSOC

The Knightscope Security Operations Center (KSOC) is our intuitive, browser-based interface that, coupled with ADMs, provides security professionals with “smart mobile eyes and ears.” It is also available as an app for iOS and Android devices. Once alerted of an abnormal event, such as a person spotted during a specific time in a particular location, authorized users can view the live stream of data in the KSOC from each of the ADMs in the user’s network, accessing it from a security operations center, a remote laptop or a mobile device.

Products in Development

We intend to use the net proceeds of this offering in part to finance the development of new features and machines. One such feature that is currently under development is visible and concealed weapon detection technology. We are also in the process of developing the “K7” ADM, which will have the same features as the K5, but will employ four wheels for use on more rugged outdoor terrain such as dirt, sand, and gravel. The K7 could be utilized at airfields, power utilities, borders, solar farms, wind farms or oil/gas fields.

Our strategy is to focus on the United States as our first and only market for the foreseeable future before considering global expansion.

Market

Knightscope’s products are designed to supplement the work of security professionals and are suited to most environments that require security patrol coverage. In the United States there are more than 8,000 private security firms and nearly 18,000 law enforcement agencies - a fragmented marketplace that we believe offers numerous opportunities for disruption. There are three major private security firms in the United States and Knightscope is partnered with two of them as channel partners: Allied Universal and Securitas. Knightscope can help these and other channel partners in the private security industry with margin expansion, competitive advantage in the marketplace and long-term employee and client retention by providing a “sticky” technology set. Knightscope’s technology integrates easily into the existing systems and processes of security firms to augment and enhance their capabilities and services.

The Company’s ADMs have thus far operated “in the field” for over 100,000 hours and machines-in-network have traveled a total of 50,000 miles, collectively. In fact, one such ADM has traveled the equivalent distance a round-trip drive from San Francisco to New York twice over. ADMs are presently deployed in 10 different cities across the State of California with a total of 15 machines-in-network. ADMs are deployed in a variety of environments including malls, hospitals, corporate campuses and a sports stadium. New potential environments include airports, logistics facilities, movie studios, train stations and college campuses.

We intend to use a portion of the net proceeds of this offering to scale our production to sell to more clients in California. We also plan to expand our efforts to sell nationwide. To that end, we have partnered with one of our strategic investors, Konica Minolta, Inc., to train their technicians, which number over 2,000 across the United States, to service, maintain and support our machines-in-network and assist us with our nationwide scaling efforts.

Knightscope operates on a Machine-as-a-Service (MaaS) business model. We charge clients an average price of $7 per hour per machine, which we believe compares favorably to a human guard or mobile vehicle patrol unit. We sign year-long contracts with our clients. At such a price point, running an ADM 24/7 can generate over $61,000 in annual revenue per machine. Although initial sales were made directly to clients, we have also started to sell through our channel partners, Allied Universal and Securitas, two of the three largest private security firms in the United States, with whom we have entered into master service agreements.

Allied Universal is the largest private security company in the United States with over 140,000 employees and nearly $5 billion in sales. Securitas is the world’s second largest private security company with 300,000 employees and nearly $10 billion in revenue. Knightscope has executed master service agreements with both firms that allow them to effectively offer our technologies to their existing clients. This provides a more frictionless manner in which a client can onboard the technology utilizing an existing security provider and at the same time provides both security providers a distinct competitive advantage in the marketplace. Although these two firms provide a compelling sales channel, the company does not exclusively rely on these agreements and continues to sell directly or partner with additional firms at its own discretion.

We also market our products at trade shows, such as ASIS International and ISC West, as well as Company sponsored private events and on-site demonstrations.

Competition

At the moment, we are not aware of any direct competitors in the advanced physical security technology space that have viable commercial products in the field. We are aware of a number of new ventures, start-ups and university research programs in Europe and Asia that are developing or have recently introduced products that could compete with our ADMs. Many outside of the security industry erroneously assume we compete against closed-circuit television (CCTV) providers, but cameras do not provide a physical presence, are typically used for forensics after an event, and do not offer a client the plethora of capabilities available in an ADM/KSOC combination. We believe having these two types of systems working together provides a more holistic approach to reducing crime. While traditional human guards provide a closer comparator or competitor in some cases, we believe that utilizing our “Software+Hardware+Humans” approach is much more effective.

We are aware of a self-funded start-up, SMP Robotics Services Corp., which produces an outdoor autonomous security platform that it markets through third-party distributors. In June 2016, Gamma 2 Robotics launched an indoor autonomous security patrol robot that it markets through a third-party distributor. Also, in September 2016, Autonomous Solutions, Inc. and Sharp Electronics, a subsidiary of Sharp Corporation, launched an automated unmanned ground vehicle for security.

We also compete indirectly with private physical security firms that provide clients with security personnel and other security services. There are more than 8,000 such firms in the United States alone. Our ADMs offer clients a significant cost reduction since we charge clients an average of $7 per hour for our services, which is generally significantly less than the hourly rate for a human security guard. In addition, ADMs offer significantly more capabilities, such as license plate detection, data gathering, thermal imaging and people detection, that are delivered consistently, on a 24 hour, 7 day per week basis, without human intervention. In certain cases, our technology complements and improves the operations of traditional security firms.

Manufacturing and Suppliers

Knightscope assembles its machines at its Mountain View, California headquarters from components manufactured by more than 20 suppliers. Minarik Automation & Control (a division of Kaman Corporation), based in Indiana, and Velodyne LiDAR and EandM, each based in California, are the Company’s top three suppliers by spending. The Company is not highly reliant on any one supplier and believes it can easily source components from other suppliers and has done so when necessary. More than 80% of our components are manufactured in the United States. The manufacturing lead-time for 2/3 of the Company’s components is 30 days or less, with the remainder requiring up to 90 days.

Research and Development

In 2014 and 2015, we spent $461,241 and $378,418, respectively, for research and development. We expect to continue to incur significant expenditures on research and development. Our research and development efforts will focus primarily on the development of base technology as well as scaling efforts. In addition, we will continue to develop visible and concealed weapon detection technology to add to our platform and to develop a four-wheel version of our ADM technology, the “K7”, which is intended to operate in a wider range of challenging terrains.

Employees

We currently have 24 full-time employees working primarily out of Mountain View, California. Two of our employees are based outside California, in Illinois and Texas. In addition, we currently engage 1 part-time consultant and 3 part-time paid interns. To date, over 7,000 candidates have applied to work at Knightscope.

Intellectual Property

The Company holds a patent covering its ADMs (“Autonomous Data Machines and Systems” U.S. Patent No. 9,329,597). We filed three provisional patents, covering the ADMs’ behavioral autonomous technology, the parking monitor feature and the security data analysis and display features of the KSOC. The Company has also applied to trademark its name. The Company relies and expects to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights.

Litigation

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

Knightscope currently leases its premises and owns no significant plant or equipment. The Company’s nearly 15,000 square foot facility in Mountain View, California serves as its headquarters, where it designs, engineers, tests, manufactures and supports all of its technologies. The Company owns all of its ADMs and typically builds in batches based on client demand refraining where possible in stocking inventory or finished products.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Results of Operations

We are a technology company located in Silicon Valley that develops, builds and deploys advanced physical security technology utilizing autonomous robots, analytics and a user interface for patrolling both indoor and outdoor environments. Knightscope, Inc. was founded in Mountain View, California in April 2013 and has since developed the revolutionary K5 Autonomous Data Machine (ADM), K3 Autonomous Data Machine and the Knightscope Security Operations Center (KSOC), primarily through funding from both strategic and private investors. The first version of the Company’s flagship Knightscope K5 ADM was completed in December 2013 and the first version of the K3 ADM was completed in June 2016. The initial proof-of-concept for Knightscope’s products and services occurred in May 2015 and we received our first paid order in June 2015. Therefore, we did not generate revenues in 2013 or 2014 and began generating minimal revenues in fiscal year 2015. Currently, the Company operates on a Machine-as-a-Service (MaaS) business model; we have charged customers an average of $7 per hour per ADM since June 2016, which includes maintenance, service, support, data transfer, KSOC access, charge pads and unlimited software, firmware and hardware upgrades. We charge additional fees for decals or other markings on the ADMs as well as cellular costs in certain locations. These specific add-on charges have thus far generated minimal revenues.

To date, our ADMs have collectively travelled a total distance of over 50,000 miles and have operated over 100,000 hours. These machines are fully autonomous including autonomous recharging. There is minimal to no downtime as the machines are still operational while charging – and charge pads are typically located in a prominent location that would be suitable as an observation point.

Our current primary focus is on the deployment and marketing of our core technologies, as well on the development of new features that will be added to new models of the ADMs. We are also working on the development and eventual production of the K7 ADM, which will be built on a four wheel architecture and have the capability to operate in more rugged terrain. We continue to generate customer orders and our production is expected to continue out of our primary corporate headquarters.

For the year ended December 31, 2015, we recognized net revenues of $29,770 from 2 clients, most of which came in the last months of the fiscal year. For the six months ended June 30, 2016, the Company had much higher net revenues of $122,509 from 3 clients. The change is largely a result of an increase in the number of paying clients and a change in contract terms. While in 2015 customers initially opted for flexible payment arrangements suitable for a pilot, the vast majority of the Company’s revenues in 2016 are a result of contracts with a typical term of 12 months based on full price. The number of machines-in-network and customer orders has increased significantly to date in 2016. We now have operations with a total 9 clients and 15 machines-in-network with orders for an additional 19 machines under contract with deposits. Cost of goods sold consists of maintenance and depreciation of machines-in-network.

Offsetting net revenue are the Company’s operating expenses, which largely consist of compensation and benefits, general and administrative expenses, research and development, professional fees, and sales and marketing expenses. In 2015, we spent $2,123,958 on compensation and benefits, compared to $923,610 in 2014, as we significantly increased the number of employees and increased salaries to match market rates. For the six months ended June 30, 2016, compensation and benefits totaled $1,513,152, compared to $957,050 for the six months ended June 30, 2015, an increase of 58%.

The majority of professional fees, which totaled $168,780 in 2015, compared to $157,164 in 2014, were incurred on legal expenses associated with our various fundraising, capital raising and contract negotiation activities. We incurred an additional $97,326 in professional fees through June 30, 2016. We outsource accounting, taxes and human resource functions to third-party providers.

Our general and administrative expenses have increased significantly from $238,896, in the year ended December 31, 2014, to $654,844 in the year ended December 31, 2015. This increase reflects a doubling in our real estate footprint, marketing expenditures at trade shows, insurance costs and operating costs. As a result of our recent growth in fiscal year 2016, general and administrative expenses for the six months ended June 30, 2016 were $870,168, an increase of 255% from $245,205 in the same period in 2015. As the Company has grown, it has been necessary to lease additional development and production space. Monthly lease obligations have grown from $5,800 per month plus 33% of common area operating costs in 2014 to $34,185 per month plus a common area cost allocation as of June 2016. Our current total rent obligation for the entirety of our facilities remains at $34,185 per month.

As our product and service offerings have reached commercial viability, and production became much more efficient, our overall research and development spending has decreased in the year ended December 31, 2015 to $378,418 from $461,241 in the same period in 2014. As of June 30, 2016, we had spent an additional $3,510 on research and development.

Although marketing and promotion is imperative to our sales efforts, we expended a modest $53,927 in the year ended December 31, 2015, compared to $29,012 in the same period in 2014. To drive further sales, we significantly increased our expenditures on advertising and total marketing and promotion costs for the six-month period ended June 30, 2016 equaled $127,513 as compared to only $42,598 in the same period of 2015.

The result of the foregoing is that we incurred a net loss of $3,392,277 in 2015, compared to a net loss of $1,859,004 in 2014. For the six months to June 30, 2016, we have experienced a net loss of $2,559,062.

Liquidity and Capital Resources

As of June 30, 2016, the Company’s cash on hand was $4,542,353. The Company’s operations have been financed to date by a combination of revenue, bank debt and investment capital.

Issuance of Preferred Stock; Convertible Notes

Since inception, the Company funded operations through the issuance of equity securities. Between 2013 and 2014, the Company funded its operations by selling convertible promissory notes in the aggregate principal amount of $1,520,000. In October 2014, the principal and interest accrued under such notes was converted into shares of the Company’s Series A Preferred Stock. Between 2014 and the first fiscal quarter of 2015, the Company raised an additional $3,652,250 through the sale of its Series A Preferred Stock to certain investors. Between 2015 and 2016, the Company raised an additional $8,817,322 through the sale of its Series B Preferred Stock. As of June 30, 2016, the Company raised $540,000 through the issuance of certain convertible promissory notes that converted into shares of the Company’s Series B Preferred Stock as of October 1, 2016. The Company has no convertible debt outstanding.

Credit Facilities

On April 10, 2015, we entered into a debt facility with Silicon Valley Bank, which provided the Company with a line of credit up to $1,250,000. The Company terminated the loan and paid it back in its entirety as of October 18, 2016.

As of           , 2016,* the Company entered into a Loan and Security Agreement with Structural Capital Investments II, LP providing for a term loan in the principal amount of $1,100,000. The loan facility has an interest rate of prime +8.5% and will mature 3 years after closing. It is secured by all of the Company’s assets other than its intellectual property. The Company plans to use the proceeds of the term loan to sponsor the production of its ADMs in order to meet client order demands.

Additionally, the Company granted each of Structural Capital Investments II, LP and Structural Capital Investments II-C, LP a warrant for the purchase of Series B Preferred Stock in a combined amount equal to $110,000 divided by the lower of $2.0401, or the price per share of the Series m Preferred Stock, each of which contains a number of rights including automatic cashless exercise upon a Liquidation Event (as defined below in “Securities Being Offered”) or upon expiration, information rights and certain other terms. The warrants expire upon the later of           , 2026 or two years following the Company’s initial public offering.*

The Company currently has no material commitments for capital expenditures. See “Use of Proceeds” for additional information on the Company’s proposed future expenditures.

*To be entered into prior to qualification of this Offering Statement by the Securities and Exchange Commission.

Trend Information

We have experienced a consistently increasing demand for our technology since the beginning of 2016. Coupled with regular and widespread media coverage in the United States and abroad, our Company received a number of orders and client inquiries. Moreover, the addition of two of the three largest private security firms in the United States as channel partners has increased not only our reach but has also allowed us to realize efficiencies in the generation of new clients and rollout of our technology – both in time and cost.

Our primary goal remains meeting client demands for additional orders of our technology and ensuring consistent performance in the field. Our near-term strategic goal is to establish 100 – 200 machines-in-network in the State of California, which will not only test our systems ahead of scaling nationwide but also enable us to reach a cash-flow neutral position. It is for this reason that the Company must quickly and efficiently scale to be able to meet incoming orders.

Furthermore, we believe that the K7 ADM, when ready for commercialization, will allow us to enter previously unavailable markets and further extend the reach of our technology nationwide.

Due to numerous geopolitical events, as well as various high profile incidents of violence across the United States, we believe that the market for our technologies will continue to grow. In addition, we continue to receive substantial interest from potential clients outside of the United States and view international expansion as an attractive option for future consideration. At the same time, we expect that competing products may appear in the marketplace in the near future, creating pressures on production, cost, quality and features.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s executive officers, or “Board of Management,” and sole director are listed below. The members of the Board of Management are full-time employees.

Name	Current Position	Age	Date Appointed to Current Position
Executive Officers:
William Santana Li	Chairman and CEO	46	Appointed to indefinite term of office April 5, 2013
Stacy Dean Stephens	VP Marketing & Sales	45	Appointed to indefinite term of office November 4, 2015
Mercedes Soria	VP Software Engineering	42	Appointed to indefinite term of office November 4, 2015
Aaron J. Lehnhardt	VP Design	44	Appointed to indefinite term of office November 4, 2015
Jack M. Schenk	VP Business Development	48	Appointed to indefinite term of office December 1, 2015
Sole Director:
William Santana Li	Chairman and CEO	46	Appointed to indefinite term of office April 5, 2013

William Santana Li, Chairman and CEO

Bill Li has served as our Chairman and CEO since April 2013. He is an American entrepreneur with over 25 years of experience gained from several global assignments in the automotive sector and through founding and leading a number of startups. During his career at Ford Motor Company from 1990 to 1999, Bill focused on four continents and held over 12 business and technical positions.

His positions at Ford ranged from component, systems, and vehicle engineering with the Visteon, Mazda, and Lincoln brands; to business and product strategy on the United States youth market, India, and the emerging markets in Asia-Pacific and South America; as well as the financial turnaround of Ford of Europe. In addition, he was on the “Amazon” team, which established an all-new modular plant in Brazil. Subsequently, he served as Director of Mergers & Acquisitions.

After internally securing $250 million, Bill founded and served as COO of GreenLeaf LLC, a Ford Motor Company subsidiary that became the world’s second largest automotive recycler. Under his leadership, GreenLeaf grew to more than 600 employees, 20 locations worldwide, and annual sales of approximately $150 million. At the age of 28, Bill was the youngest senior executive at Ford Motor Company worldwide.

After successfully establishing GreenLeaf, Bill was recruited by SOFTBANK Venture Capital to establish and serve as the President and CEO of the Model E Corporation; a newly established automobile manufacturer that focused on the “Subscribe and Drive” model in California. Bill also founded Carbon Motors Corporation* in 2003, and as its Chairman and CEO until February 2013, focused it on developing the world’s first purpose-built law enforcement patrol vehicle.

Bill earned a BSEE from Carnegie Mellon University and an MBA from the University of Detroit Mercy. He is married to Mercedes Soria.

Stacy Dean Stephens, VP Marketing & Sales

Stacy Dean Stephens is our VP of Marketing and Sales and co-founded the Company in April of 2013. Previously, he co-founded Carbon Motors Corporation* with Bill, where he led marketing operations, sales, product management, partnership marketing and customer service. At Carbon Motors, Stacy established the “Carbon Council”, a customer interface and users group consisting of over 3,000 law enforcement professionals across all 50 states and actively serving over 2,200 law enforcement agencies.

Prior to co-founding Carbon Motors Corporation, Stacy served as a police officer for the Coppell (Texas) Police Department from 2000 to 2002. In recognition of his accomplishments, Stacy was named one of Government Technology magazine’s “Top 25 Doers, Dreamers & Drivers” in 2011.

Stacy studied aerospace engineering at the University of Texas in Arlington. He subsequently earned a degree in criminal justice and graduated as valedictorian from Tarrant County College in Fort Worth, Texas. He is a member of the International Association of Chiefs of Police (IACP) and also sits on the IACP Division of State Associations of Chiefs of Police (SACOP) SafeShield Project, which seeks to critically examine existing and developing technologies for the purpose of preventing and minimizing officer injuries and fatalities.

Mercedes Soria, VP Software Engineering

Mercedes Soria is our VP of Software Engineering and has been with Knightscope since April 2013. Mercedes is a technology professional with over 15 years of experience in systems development, life cycle management, project leadership, software architecture and web applications development.

Mercedes led IT strategy development at Carbon Motors Corporation* from 2011 until 2013. From 2002 to 2010, Mercedes was Channel Manager and Software Development Manager for internal operations at Deloitte & Touche LLP, where her team deployed software that was used daily across the firm’s thousands of employees. From 1998 to 2002 she worked as a software developer at Gibson Musical Instruments leading the effort to establish its online presence.

Mercedes obtained Bachelor and Master’s degrees in Computer Science from Middle Tennessee State University with honors, as well as an Executive MBA from Emory University. She is also a certified Six Sigma green belt professional and a member of the Society of Hispanic Professional Engineers. She is married to William Santana Li.

Aaron J. Lehnhardt, VP Design

Aaron Lehnhardt has served as our VP of Design since November 2015. Previously, from the Company’s inception in April 2013 until November 2015, Aaron served as Chief Designer of Knightscope. As co-owner of Lehnhardt Creative LLC from 2002 until April 2013, Aaron worked on advanced propulsion vehicle design, personal electronics, product design, video game design, and concept development work.

From 2004 to 2011, Aaron was Chief Designer at California Motors (“Calmotors”), where he led the design for various concepts for HyRider hybrid vehicles, the Calmotors 1000 horsepower hybrid super car, Terra Cruzer super off road vehicle, multiple vehicles for the U.S. Military, and various other hybrid and electric vehicles. He was also the lead designer and partner of Ride Vehicles LLC, a sister company to Calmotors, which worked on a 3-wheeled, standup personal mobility vehicle.

Aaron began his career in 1994 in the Large Truck Design Studio of Ford Motor Company, where he worked on the Aeromax and Excursion truck programs. His progress led him to the Large Vehicle Production Studio to work on the Mustang and Windstar models. He also successfully aided the development of the GT90, My Mercury, Th!nk, P2000 Prodigy, and certain concept vehicles.

Aaron earned his Bachelor of Fine Arts in Transportation Design from the College For Creative Studies in Detroit, Michigan. He also served as an Alias 3D instructor at the College For Creative Studies.

Jack M. Schenk, VP Business Development

Jack Schenk serves as our VP of Business Development and has been with the Company since December 2015. He has over 25 years of experience in security operations, including in physical security, systems integration and intelligence gathering software platforms.

Jack’s career in security began with his service in the Israel Defense Forces (IDF), where he was ultimately assigned to covert operations and intelligence-related positions. He joined Securitas Security Services in 1995, following his military service. Until 2011, Jack held numerous executive roles at Securitas, including Vice President Sales and Marketing, West Coast Region. Jack also led the team responsible for landing Securitas’ then-largest company contract.

From 2011 to 2014 Mr. Schenk was Senior Vice President of Sales at SDI Solutions, a leading systems integrator specializing in mission-critical technologies and infrastructure. He was also a member of the mergers and acquisitions team, where he led the integration of sales processes from numerous acquisitions that expanded SDI’s footprint to the national level.

Most recently, Jack served as Executive Vice President of Sales at Geofeedia, a location-based, social media monitoring company where he managed Geofeedia’s sales initiatives and launched the corporate security practice, which was responsible for adding numerous Fortune 100 customers to GeoFeedia’s book of business.

Jack attended Loyola University of Chicago. He is active in ASIS, the International Association of Healthcare Safety and Security, the International Association of Chiefs of Police, Building Owners and Managers Association and the Special Agents Association.

* Carbon Motors Corporation filed for Chapter 7 liquidation in June of 2013.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2013, we compensated the Board of Management as follows:

Name	Capacities in which compensation was received	2013 Cash Compensation	2013 Other Compensation	2013 Total Compensation
William Santana Li	Chairman and CEO	$0	$0	$0
Stacy Dean Stephens	VP Marketing & Sales	$0	$0	$0
Mercedes Soria	VP Software Engineering	$0	$0	$0
Aaron J. Lehnhardt	VP Design	$0	$0	$0
Jack M. Schenk	VP Business Development	N/A	N/A	N/A

For the fiscal year ended December 31, 2014, we compensated the Board of Management as follows:

Name	Capacities in which compensation was received	2014 Cash Compensation	2014 Other Compensation	2014 Total Compensation
William Santana Li	Chairman and CEO	$108,500	$12,115	$120,615
Stacy Dean Stephens	VP Marketing & Sales	$106,00	$0	$106,000
Mercedes Soria	VP Software Engineering	$108,500	$6,971	$115,471
Aaron J. Lehnhardt	VP Design	$108,500	$6,971	$115,471
Jack M. Schenk	VP Business Development	N/A	N/A	N/A

For the fiscal year ended December 31, 2015, as well as the first half of 2016, we compensated the Board of Management as follows:

Name	Capacities in which compensation was received	2015 Cash Compensation	2015 Other Compensation	2015 Total Compensation	2016 Cash Compensation (through June 30, 2016)
William Santana Li	Chairman and CEO	$254,167	$24,230	$278,397	$150,000
Stacy Dean Stephens	VP Marketing & Sales	$130,000	$0	$130,000	$65,000
Mercedes Soria	VP Software Engineering	$179,167	$2,091	$181,258	$143,750
Aaron J. Lehnhardt	VP Design	$179,167	$4,403	$183,570	$107,500
Jack M. Schenk	VP Business Development	$12,500	$0	$12,500	$79,167

Other than cash compensation, health benefits and stock options, no other compensation was provided.

Employee and Service Provider Equity Incentive Plans

Prior to qualification of this Offering Statement by the Securities and Exchange Commission, our board of directors intends to adopt, and we expect the stockholders will approve, a further amendment and restatement (the “Pending Restatement”) of our 2014 Equity Incentive Plan, as amended (the “2014 Plan”), and the adoption of a 2016 Equity Incentive Plan (the “2016 Plan”). The Pending Restatement will be effective immediately prior to, and contingent upon, the effectiveness of the Company’s amended and restated certificate of incorporation to be filed in connection with this offering. The Pending Restatement will terminate the 2014 Plan and we will not grant any additional awards under the 2014 Plan. However, the 2014 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.

Each of the 2016 Plan and the 2014 Plan provide for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, or restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. Both plans are administered by our board of directors and the board of directors is referred to in this section as the “administrator” of the plan.

Authorized Shares. Stock options for the purchase of 2,637,800 shares of our Class B Common Stock are outstanding under our 2014 Plan and an additional 243,200 shares of our Class B Common Stock have been reserved for issuance pursuant to our 2014 Plan. A total of X,XXX,XXX shares of our Class A Common Stock will be reserved for issuance pursuant to our 2016 Plan. In addition, the shares reserved for issuance under our 2016 Plan also will include (i) a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock reserved but unissued under the 2014 Plan, as of immediately prior to the termination of the 2014 Plan, and (ii) a number of shares of Class A Common Stock equal to the number of shares subject to awards under the 2014 Plan that, on or after the termination of the 2014 Plan, expire or terminate and shares previously issued pursuant to the 2014 Plan, that, on or after the termination of the 2014 Plan, are forfeited or repurchased by us (provided that the maximum number of shares of Class A Common Stock that may be added to our 2016 Plan pursuant to (i) and (ii) is 2,881,000 shares).

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock or restricted stock units, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2016 Plan.

Stock Options. As of the qualification of the Offering Statement by the Securities and Exchange Commission, stock options may only be granted under our 2016 Plan. The exercise price of options granted under our 2016 Plan must at least be equal to the fair market value of our Class A Common Stock on the date of grant. The term of an option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term on an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. If an individual’s service terminates other than due to the participant’s death or disability, the participant may exercise his or her option within 30 days of termination or such longer period of time as provided in his or her award agreement. If an individual’s service terminates due to the participant’s death or disability, the option may be exercised within six months of termination, or such longer period of time as provided in his or her award agreement. However, in no event may an option be exercised after the expiration of its term. Subject to the provisions of our 2016 Plan the administrator determines the other terms of options.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2014 Plan and 2016 Plan generally do not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The tables below show, as of November 7, 2016, the security ownership of the Company’s sole director, executive officers owning 10% or more of the Company’s voting securities and other investors who own 10% or more of the Company’s voting securities.

BENEFICIAL OWNERSHIP OF EACH CLASS OF VOTING SECURITIES (OFFICERS, DIRECTORS AND 10% STOCKHOLDERS)
Beneficial Owner	Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Aquirable (Stock Options)	Percent of Class
Executive Officers Owning Over 10% of Common Stock
William Santana Li	Common	221 W. Evelyn Ave. Mountain View, CA 94041	7,000,000	566,124	70.41%
Stacy Dean Stephens	Common	2305 Eisenhower Drive, McKinney, TX 75071	3,000,000	0	29.47%

Stockholders Owning Over 10% of Preferred Stock
NetPosa Technologies (Hong Kong) Limited	Preferred	Suite 1023, 10/F, Ocean Centre, 5 Canton Road, Tsim Sha Tsui, Kowloon Hong Kong	2,450,860	0	18.03%
DOCOMO Innovation Fund Partnership	Preferred	Ark Mori Building 31st Floor, 1-12-32 Akasak, Minato-Ku. Tokyo, Japan	1,667,779	0	12.27%

Directors
William Santana Li	Common	221 W. Evelyn Ave. Mountain View, CA 94041	7,000,000	566,124	70.41%

All current officers and directors as a group	Common		10,000,000	1,066,914*	98.41%*

BENEFICIAL OWNERSHIP OF ALL VOTING SECURITIES (10% STOCKHOLDERS)
Name of Stockholder	Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Aquirable (Stock Options)	Percent of All Voting Securities
William Santana Li	Common	221 W. Evelyn Ave. Mountain View, CA 94041	7,000,000	566,124	31.09%
Stacy Dean Stephens	Common	2305 Eisenhower Drive, McKinney, TX 75071	3,000,000	0	12.62%
NetPosa Technologies (Hong Kong) Limited	Preferred	Suite 1023, 10/F, Ocean Centre, 5 Canton Road, Tsim Sha Tsui, Kowloon Hong Kong	2,450,860	0	10.31%

All current officers, directors, and 10% stockholders as a group			12,450,860	1,066,914*	54.43%*

* Includes options committed by the board of the directors of the Company that will be issued prior to the qualification of the Offering Statement by the Securities and Exchange Commission.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than grants of stock options, we have not entered into any transactions in which the management or related persons have an interest outside of the ordinary course of our operations.

SECURITIES BEING OFFERED

General

The Company is offering up to X,XXX,XXX shares of Series m Preferred Stock.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Knightscope’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Knightscope’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws and to the applicable provisions of Delaware law.

Immediately prior to qualification of this Offering Statement by the Securities and Exchange Commission, Knightscope’s authorized capital stock will consist of XX,XXX,XXX shares of Class A Common Stock, $0.001 par value per share, XX,XXX,XXX shares of Class B Common Stock, $0.001 par value per share, and XX,XXX,XXX shares of Preferred Stock, $0.001 par value per share, of which 8,952,809 shares will be designated Series A Preferred Stock, 4,949,386 will be designated as Series B Preferred Stock and X,XXX,XXX will be designated as Series m Preferred Stock.

Immediately prior to the qualification of this Offering Statement by the Securities and Exchange Commission, the outstanding shares and options included:

•	10,179,000 shares of Class B Common Stock that are issued, outstanding and fully vested;
•	8,936,015 shares of Preferred Stock designated as Series A Preferred Stock that have been issued and are outstanding;
•	4,653,583 shares of Preferred Stock designated as Series B Preferred Stock that have been issued and are outstanding;
•	2,637,800 shares of Class B Common Stock that are issuable pursuant to employee stock options that have been issued under the 2014 Equity Plan, including options committed by the board of the directors of the Company that will be issued prior to the qualification of the Offering Statement by the Securities and Exchange Commission.

No stock options have been issued pursuant to the 2016 Plan.

Class A Common Stock and Class B Common Stock

Prior to the qualification of this Offering Statement by the Securities and Exchange Commission, we had one class of common stock. Upon qualification, we will have authorized a new a new class of Class A Common Stock and a new class of Class B Common Stock. All currently outstanding shares of common stock will be reclassified into shares of Class B Common Stock. In addition, all currently outstanding stock options will become eligible to be settled in or exercisable for shares of our new Class B Common Stock. All currently outstanding shares of Preferred Stock will also be reclassified to become convertible into shares of our new Class B Common Stock.

Voting Rights

Holders of our Class A Common Stock and Class B Common Stock have identical rights, provided however that, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of Class A Common Stock are entitled to one vote per share of Class A Common Stock and holders of Class B Common Stock are entitled to 10 votes per share of Class B Common Stock. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require either holders of our Class A Common Stock or Class B Common Stock to vote separately as a single class in the following circumstances:

•	if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•	if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Under our amended and restated certificate of incorporation, we may not increase or decrease the number of authorized shares of Class B Common Stock unless approved by a majority of the outstanding shares of Class B Common Stock and shares of Preferred Stock, voting as a single class on an as-converted basis.

Our board of directors currently consists of a sole member and we have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividend Rights

Holders of the Company’s common stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the Company’s Preferred Stock, as detailed in the Company’s amended and restated certificate of incorporation. Following payment of dividends to the holders of Preferred Stock, including the Series m Preferred Stock, any additional dividends set aside or paid in a given year, shall be set aside and paid among the holders of the Preferred Stock and common stock on an as-converted basis. The rights to dividends are not cumulative. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company and only after the satisfaction of any liquidation preferences granted to the holders of all shares of the outstanding Preferred Stock.

Rights and Preferences

Holders of the Company's common stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's common stock.

Conversion Rights

Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon any transfer of such shares other than for tax planning purposes and certain other limited exceptions, as outlined in the Company’s amended and restated certificate of incorporation.

Each share of Class B Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice of such transfer to the Company’s transfer agent.

Series m Preferred Stock

The Company has authorized the issuance Series m Preferred Stock (the “Series m Preferred Stock”), which contains substantially similar rights, preferences, and privileges, as other series of Preferred Stock, except as described below.

Conversion Rights

Shares of Series m Preferred Stock are convertible, at the option of the holder, at any time, into fully-paid nonassessable shares of the Company’s Class A Common Stock at the then-applicable conversion rate. At the date of this Offering Circular, the conversion rate for both Series m Preferred Stock is one share of Class A Common Stock, as applicable, per one share of Series m Preferred Stock. The conversion rate is subject to anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the respective series of Preferred Stock in case shares of common stock, on an as converted basis, are issued for a price per share below the price per share of the relevant series of Preferred Stock, subject to customary exceptions, in accordance with the Company’s amended and restated certificate of incorporation.

Additionally, each share of Series m Preferred Stock will automatically convert into Class A Common Stock, as applicable, immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act of 1933, as amended (the “Securities Act”) or upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding voting as a single class and on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Voting Rights

Each holder of Series m Preferred Stock is entitled to that number of votes equal to the number of votes of shares of Class A Common Stock into which such shares are convertible. This means that, at the time of qualification of the Offering Statement by the Securities and Exchange Commission, holders of Series m Preferred Stock shall be entitled to one vote for each share held. Fractional votes are not permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Series m Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of common stock.

Right to Receive Liquidation Distributions

In the event of a “Liquidation Event”, as defined in our amended and restated certificate of incorporation (which includes the liquidation, dissolution, merger, acquisition or winding up of the Company), the holders of Series m Preferred Stock are entitled to a liquidation preference that is pari passu (on an equal footing or side by side) with the Series B Preferred Stock but one that is senior to holders of the Series A Preferred Stock and common stock. Holders of Series m Preferred Stock will receive an amount per share equal to the original price per share at issuance ($            per share, adjusted for any stock split, stock dividend, recapitalization, or similar event) plus any declared but unpaid dividends. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of Series m Preferred Stock and Series B Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably among the holders of the Series m Preferred Stock and Series B Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive.

After payment of all liquidation preferences to the holders of Series m Preferred Stock and the Preferred Stock, as outlined below, all remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the common stock, without any participation in such liquidation by the Preferred Stock.

Our amended and restated certificate of incorporation explicitly requires that before any shares of Preferred Stock are converted into common stock, the relevant holder’s right to liquidation preference be surrendered, in order to prevent treatment of shares as both Preferred Stock and common stock for the purpose of distributions of assets upon a Liquidation Event.

Series A and Series B Preferred Stock

The Company has authorized the issuance of two other series of Preferred Stock. The series are designated Series A Preferred Stock and Series B Preferred Stock (the "Preferred Stock"). Each series of Preferred Stock, including the Series m Preferred Stock, contains substantially similar rights, preferences, and privileges, except as described below.

Dividend Rights

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds at the dividend rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on the Company’s common stock in a given calendar year. No distributions shall be made with respect to the Series A Preferred Stock unless dividends have been declared on the Series m Preferred Stock and the Series B Preferred Stock in accordance with the terms of the amended and restated certificate of incorporation and all declared dividends on the Series m Preferred Stock and Series B Preferred Stock have been paid or set aside for payment. No distributions shall be made with respect to the Company’s common stock unless dividends have been declared on the Series A Preferred Stock in accordance with the terms of the amended and restated certificate of incorporation and all declared dividends on the Series A Preferred Stock have been paid or set aside for payment. The right to receive dividends is not cumulative and no right to dividends accrues to holders of Preferred Stock by reason of the fact that dividends are not declared or paid. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Preferred Stock are convertible, at the option of the holder, at any time, into fully-paid nonassessable shares of the Company’s Class A Common Stock or Class B Common Stock at the then-applicable conversion rate. Any shares of Preferred Stock purchased on a date that is immediately prior to the date that the Securities and Exchange Commission qualifies this Offering Statement and that have not been transferred by the original holder, other than for tax planning purposes, shall be convertible to shares of the Company’s Class B Common Stock. Any share of Preferred Stock convertible to shares of Class B Common Stock that has been transferred for any reason other than for tax planning purposes and certain other limited exceptions, as outlined in the Company’s amended and restated certificate of incorporation, shall become convertible into shares of Class A Common Stock. At the date of this Offering Circular, the conversion rate for both the Series A Preferred Stock and the Series B Preferred Stock is one share of Class A Common Stock or Class B Common Stock, as applicable, per one share of Preferred Stock. The conversion rate is subject to anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock or Class B Common Stock, as applicable, issuable upon conversion of the shares of the respective series of Preferred Stock

Additionally, each share of Preferred Stock will automatically convert into either Class A Common Stock or Class B Common Stock, as applicable, immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act or upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding voting as a single class and on an as-converted basis. The shares will convert in the same manner as a voluntary conversion.

Voting Rights

Each holder of Preferred Stock is entitled to that number of votes equal to the number of votes of shares of Class A Common Stock or Class B Common Stock, as applicable, into which such shares are convertible. This means that, at the date that the Securities and Exchange Commission qualifies this Offering Statement, holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to ten votes for each share held. Fractional votes are not permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of common stock.

Preemptive Rights

The Company has granted two investors in its Series B Preferred Stock the right to invest up to their pro rata share on a fully-diluted basis in the next equity financing of the Company following their investment in 2015, which gives them the right, but not the obligation, to invest in this offering. The combined pro-rata holdings of such stockholders immediately prior to the qualification of the Offering Statement is 14.16% of the fully-diluted capital of the Company.

Right to Receive Liquidation Distributions

In the event of a Liquidation Event, the holders of Series m Preferred Stock and Series B Preferred Stock are entitled to a liquidation preference that is senior to holders of the Series A Preferred Stock and common stock. Holders of Series B Preferred Stock will receive an amount for each share equal to the original price per share at issuance ($2.0401 per share, adjusted for any stock split, stock dividend, recapitalization, or similar event) plus any declared but unpaid dividends. If, upon such Liquidation Event, the assets and funds that are distributable to the holders of Series m Preferred Stock and Series B Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably among the holders of the Series m Preferred Stock and Series B Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive.

After the holders of Series m Preferred Stock and Series B Preferred Stock have been paid in full, the holders of Series A Preferred Stock are entitled to a liquidation preference that is senior to holders of the common stock. Holders of Series A Preferred Stock will receive an amount for each share equal to the original price per share ($0.8932 per share, adjusted for any stock split, stock dividend, recapitalization, or similar event), plus any declared but unpaid dividends. If, upon a liquidation, dissolution or winding up of the Company, the assets and funds that are distributable to the holders of Series A Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive.

After payment of all liquidation preferences to the holders of Preferred Stock, as outlined above, all remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the common stock, without any participation in such liquidation by the Preferred Stock.

Our amended and restated certificate of incorporation explicitly requires that before any shares of Preferred Stock are converted into common stock, the relevant holder’s right to liquidation preference be surrendered, in order to prevent treatment of shares as both preferred stock and common stock for the purpose of distributions of assets upon a Liquidation Event.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

Plan of Distribution

The Company is offering up to X,XXX,XXX shares of Series m Preferred Stock, as described in this Offering Circular. The Company has engaged SI Securities, LLC as its sole placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per Share
Public offering price
Placement Agent commissions
Proceeds, before expenses, to us

Placement Agent Compensation

The Company and SI Securities, LLC entered into an agreement, dated as of July 1, 2016, that provides for the following compensation, other than commissions and discounts (the “SI Securities Agreement”):

Placement Agent Warrants

The Company has agreed to issue to SI Securities, LLC, a warrant to purchase up to a total of 5% of the shares of Series m Preferred Stock. The shares of Series m Preferred Stock issuable upon exercise of this warrant will have identical rights, preferences, and privileges to those being offered by this Offering Circular. This warrant will (i) be exercisable at 100% of the per share offering price; (ii) be exercisable until the date that is five years from the qualification date of this offering; (iii) contain automatic cashless exercise provisions; (iv) be subject to customary weighted average anti-dilution price protection provisions and immediate cashless exercise provisions and will not be callable by the Company; (v) contain customary reclassification, exchange, combinations or substitution provisions (including with respect to convertible indebtedness); and (vi) contain other customary terms and provisions. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a share dividend, or the Company's recapitalization, reorganization, merger or consolidation.

This warrant has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither this warrant nor any securities issuable upon exercise of this warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the qualification of economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this offering, except to any placement agent and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2).

Other Terms

Except as set forth above, the Company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the Company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the Company to potential target businesses or assist the Company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the Company after this offering, the Company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

Selling Stockholders

No securities are being sold for the account of stockholders; the Company will receive all the net proceeds of this offering.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, the Company will accept tenders of funds to purchase the Series m Preferred Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Upon closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement and any other relevant exhibit attached thereto.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on income from sales and cash on hand ($4,542,353 million as of June 30, 2016) until it gets to profitability through an increased number of machines-in-network.

ANNUAL AUDITED FINANCIAL STATEMENTS

Knightscope, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2015 and 2014

KNIGHTSCOPE, INC.

To the Board of Directors of

Knightscope, Inc.

Mountain View, California

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Knightscope, Inc., which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knightscope, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Artesian CPA, LLC

Denver, Colorado

October 27, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

KNIGHTSCOPE, INC.
BALANCE SHEETS
As of December 31, 2015 and 2014

	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$6,141,642	$3,096,380
Accounts receivables	9,992	-
Prepaid expenses	130,445	104,705
Machines in process	345,615	-
Total Current Assets	6,627,694	3,201,085

Non-Current Assets:
Property and equipment at cost, net	709,566	109,983
Software at cost, net	4,009	3,993
Deposits	36,347	18,600
Other non-current assets	27,408	-
Total Non-Current Assets	777,330	132,576

TOTAL ASSETS	$7,405,024	$3,333,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$306,100	$59,588
Accrued expenses	37,065	10,578
Capital lease obligation, current	6,793	6,692
Promissory notes payable	333,333	-
Convertible notes payable	540,000	-
Total Current Liabilities	1,223,291	76,858

Long-Term Liabilities:
Capital leases obligation, long term	3,991	10,784
Customer deposits	20,000	-
Deferred rent liability	38,581	25,000
Total Long-Term Liabilities	62,572	35,784

Total Liabilities	1,285,863	112,642

Stockholders' Equity:
Series B convertible preferred stock, $0.001 par, 4,949,386 shares authorized, 3,014,559 and 0 shares issued and outstanding with liquidation preference of $6,150,005 and $0 at December 31, 2015 and 2014, all respectively.	3,015	-
Series A convertible preferred stock, $0.001 par, 8,952,809 shares authorized, 8,936,015 and 8,815,942 shares issued and outstanding with liquidation preferences of $7,981,649 and $7,874,399 at December 31, 2015 and 2014, all respectively.	8,936	8,816
Common Stock, $0.001 par, 27,100,000 shares authorized, 10,179,000 and 10,060,000 shares issued and outstanding as of December 31, 2015 and 2014, respectively.	10,179	10,060
Additional paid-in capital	11,430,717	5,143,552
Accumulated deficit	(5,333,686)	(1,941,409)
Total Stockholders' Equity	6,119,161	3,221,019

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,405,024	$3,333,661

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

KNIGHTSCOPE, INC.
STATEMENTS OF OPERATIONS
For the years ended December 31, 2015 and 2014

	2015	2014

Net revenues	$29,770	$-
Cost of net revenues	8,823	-
Gross Profit (Loss)	20,947	-

Operating Expenses:
Compensation & benefits	2,123,958	923,610
General & administrative	654,844	238,896
Research & development	378,418	461,241
Professional fees	168,780	157,164
Sales & marketing	53,927	29,012
Total Operating Expenses	3,379,927	1,809,923

Loss from operations	(3,358,980)	(1,809,923)

Other Income (Expense):
Interest expense	(34,017)	(49,325)
Non-operating income	720	244
Total Other Income (Expense)	(33,297)	(49,081)

Provision for Income Taxes	-	-

Net Loss	$(3,392,277)	$(1,859,004)

Weighted-average vested common shares outstanding
-Basic and Diluted	10,099,667	10,040,000
Net loss per common share
-Basic and Diluted	$(0.34)	$(0.19)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

KNIGHTSCOPE, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2015 and 2014

	Series B Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders' Equity
Balance at January 1, 2014	-	$-	-	$-	10,000,000	$10,000	$-	$(82,405)	$(72,405)

Stock based compensation	-	-	-	-	-	-	30,300	-	30,300
Issuance of common stock	-	-	-	-	60,000	60	9,540	-	9,600
Issuance of Series A Preferred Stock for cash	-	-	3,968,859	3,969	-	-	3,541,034	-	3,545,003
Issuance of Series A Preferred Stock for services	-	-	111,957	112	-	-	99,888	-	100,000
Conversion of notes payable to Series A Preferred Stock	-	-	4,735,126	4,735	-	-	1,565,794	-	1,570,529
Offering costs	-	-	-	-	-	-	(103,004)	-	(103,004)
Net loss	-	-	-	-	-	-	-	(1,859,004)	(1,859,004)
Balance at December 31, 2014	-	$-	8,815,942	$8,816	10,060,000	$10,060	$5,143,552	$(1,941,409)	$3,221,019

Stock based compensation	-	$-	-	$-	-	$-	$41,108	$-	$41,108
Exercise of stock options	-	-	-	-	119,000	119	18,921	-	19,040
Issuance of Series A Preferred Stock for cash	-	-	120,073	120	-	-	107,130	-	107,250
Issuance of Series B Preferred Stock for cash	3,014,559	3,015	-	-	-	-	6,146,990	-	6,150,005
Offering costs	-	-	-	-	-	-	(26,984)	-	(26,984)
Net loss	-	-	-	-	-	-	-	(3,392,277)	(3,392,277)
Balance at December 31, 2015	3,014,559	$3,015	8,936,015	$8,936	10,179,000	$10,179	$11,430,717	$(5,333,686)	$6,119,161

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

KNIGHTSCOPE, INC.
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2015 and 2014

	2015	2014
Cash Flows From Operating Activities
Net Loss	$(3,392,277)	$(1,859,004)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	52,528	17,729
Stock compensation expense	41,108	30,300
Interest on convertible note conversion	-	50,529
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(9,992)	-
(Increase)/Decrease in other assets	(27,408)	-
(Increase)/Decrease in machines in process	(345,615)	-
(Increase)/Decrease in prepaid expenses	(25,739)	(4,706)
(Increase)/Decrease in deposits	(17,747)	(18,600)
Increase/(Decrease) in accounts payable	246,511	59,588
Increase/(Decrease) in accrued expenses	8,677	9,958
Increase/(Decrease) in customer deposits	20,000	-
Increase/(Decrease) in deferred rent	13,581	25,000
Increase/(Decrease) in payroll liabilities	(394)	621
Increase/(Decrease) in accrued interest payable	18,203	(1,236)
Net Cash Used In Operating Activities	(3,418,564)	(1,689,821)

Cash Flows From Investing Activities
Costs of property and equipment	(649,931)	(113,570)
Capitalized software development expenditures	(2,195)	(5,990)
Net Cash Used In Investing Activities	(652,126)	(119,560)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	19,040	9,600
Proceeds from issuance of preferred stock	6,257,255	3,545,003
Offering costs	(26,984)	(103,004)
Net proceeds/(repayments) from capital lease obligations	(6,692)	17,476
Proceeds from promissory note payable, net of repayments	333,333	-
Issuance of convertible notes payable	540,000	1,260,000
Net Cash Provided By Financing Activities	7,115,952	4,729,075

Net Change In Cash	3,045,262	2,919,694

Cash at Beginning of Period	3,096,380	176,686
Cash at End of Period	$6,141,642	$3,096,380

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$15,805	$31

Supplemental Disclosure of Non-Cash Financing Activities
Conversion of convertible notes payable	$-	$1,570,529
Preferred stock issued for future services	$-	$100,000

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

NOTE 1: NATURE OF OPERATIONS

Knightscope, Inc. (the “Company”), is a corporation organized April 4, 2013 under the laws of Delaware. The Company designs, develops, build, deploys, and supports advanced physical security technologies.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis of reporting.

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2015 and 2014, the Company had cash balances exceeding FDIC insured limits by $5,891,642 and $2,846,380, respectively.

Machines in Process

The machines in process balances as of December 31, 2015 and 2014 consist of components used to manufacture robots. As machines are being worked on they are moved to finished goods and are valued using a standard bill of materials.

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  Based on these assessments, the Company determined that an allowance for doubtful accounts on its accounts receivable balance as of December 31, 2015 and 2014 was not necessary.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

Capital Assets

Property, equipment, and software are recorded at cost when purchased and at standard cost when internally developed. Depreciation/amortization is recorded for property, equipment, and software using the straight-line method over the estimated useful lives of assets. Depreciation on internally developed equipment is recorded using straight-line method over the expected life of the asset. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at December 31, 2015 and 2014 consist of software with 3 year lives and property and equipment with 3-5 year lives.

Depreciation and amortization charges on property, equipment, and software included in general and administrative expenses amounted to $43,705 and $17,729 as of December 31, 2015 and 2014, respectively, and $8,823 of depreciation expense was included in cost of net revenues as of December 31, 2015. Capital assets as of December 31, 2015 and 2014 are as follows:

	2015	2014

Computer equipment	$28,005	$20,081
Furniture, fixtures & equipment	195,706	98,749
Machines held for lease	529,381	-
Leasehold improvements	22,670	7,000
	775,762	125,830
Accumulated Depreciation	(66,196)	(15,847)

Property and Equipment, net	$709,566	$109,983

Depreciation Expense	$50,348	$15,732

Software (website and related)	$8,185	$5,990
Accumulated Amortization	(4,176)	(1,997)

Software, net	$4,009	$3,993

Amortization Expense	$2,180	$1,997

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company bills for the use of its robots on a monthly basis and recognizes revenue in accordance with the terms of the service agreements. The costs of the machines are depreciated to costs of net revenues over the estimated useful life of the machines, which the Company has estimated at five years.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Research and Development

Research and development costs are expensed as incurred. Total expense related to research and development was $378,418 and $461,241 for the years ended December 31, 2015 and 2014, respectively.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive, and consist of the following:

	2015	2014

Series A Preferred Stock (convertible to common stock)	8,936,015	8,815,942
Series B Preferred Stock (convertible to common stock)	3,014,559	-
Convertible notes (converitble to Series B Preferred Stock)*	273,616	-
Warrants to purchase common stock	44,500	-
Stock options	1,478,800	1,990,000
Total potentially dilutive shares	13,747,490	10,805,942

*: Convertible notes potential shares calculated based on latest preferred stock issuance pricing of $2.0401, applied at the 15% discount per the note agreements. See Note 4 for more information.

As all potentially dilutive securities are anti-dilutive as of December 31, 2015 and 2014, diluted net loss per share is the same as basic net loss per share for each year.

NOTE 3: STOCKHOLDERS’ EQUITY

The Company has authorized 27,100,000 shares of $0.001 par value common stock and 13,902,195 shares of $0.001 par value preferred stock, with preferred stock designated as 8,952,809 shares of Series A Preferred Stock and 4,949,386 shares of Series B Preferred Stock.

Common Stock

As of December 31, 2015 and 2014, 10,179,000 and 10,060,000 shares of common stock were issued and outstanding, respectively. The Company has reserved 3,000,000 and 2,000,000 shares of its common stock pursuant to the 2014 Equity Incentive Plan as of December 31, 2015 and 2014, respectively. 1,478,800 and 1,990,000 stock options are outstanding as of December 31, 2015 and 2014, respectively.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

Convertible Preferred Stock

As of December 31, 2015 and 2014, 8,936,015 and 8,815,942 shares of Series A preferred stock were issued and outstanding. As of December 31, 2015 and 2014, 3,014,559 and 0 shares of Series B preferred stock were issued and outstanding.

The preferred stockholders have certain dividend preferences over common stockholders, including a non-cumulative dividend rate of $0.0536 and $0.1224 per share for Series A and Series B preferred stock, respectively. The preferred stock are subject to an optional conversion right, where the preferred stock are convertible into fully paid and non-assessable shares of common stock at a 1:1 rate, with certain dilution protections. The preferred stockholders are entitled to a liquidation preference over common stockholders in the amount of $0.8932 and $2.0401 per share for Series A preferred stock and Series B preferred stock, respectively. The liquidation preferences totaled $14,131,654 and $7,874,399 as of December 31, 2015 and 2014, respectively.

The Company issued its Series A Preferred Stock during 2014 and 2015, resulting in the issuance of 8,936,015 shares of Series A preferred stock. 4,088,932 of such shares were issued for cash at a price per share of $0.8932 providing proceeds of $107,250 and $3,545,003 for the years ended December 31, 2015 and 2014, respectively. 111,957 shares of Series A preferred stock were issued during 2014 in exchange for a credit for future engineering services valued at $100,000, which was recorded as a prepaid expense on the balance sheet and remained outstanding in the full amount as of December 31, 2015 and 2014. As discussed in Note 4, convertible notes payable were converted to preferred stock in 2014, resulting in the issuance of 4,735,126 shares of Series A preferred stock, relieving principal and accrued interest of $1,570,529 on the convertible notes payable.

During 2015, the Company issued 3,014,559 shares of Series B Preferred Stock at a price per share of $2.0401, providing cash proceeds of $6,150,005.

NOTE 4:  FINANCING ARRANGEMENTS

Term Loan

In April 2015 the Company entered into a term loan agreement which allows for individual term loans of up to $1,250,000 (or $3,000,000 if and once a milestone of the Company receiving cash proceeds of at least $10,000,000 for the sale of its capital stock in an equity financing from investors deemed acceptable by the bank) until December 31, 2015. Each term loan calls for 18 monthly payments of equal principal plus accrued interest which would fully amortize the term loan. Outstanding borrowings under the term loan agreement bear interest at 1.75% above the prime rate per annum (5.25% at December 31, 2015). Only one term loan in the amount of $600,000 was utilized by the Company. As of December 31, 2015, $333,333 of principal remained outstanding on the term loan. The term loan matures in October 2016. Interest expense on the term loan during the year ended December 31, 2015 was $15,664. 44,500 common stock warrants were issued in conjunction with this note agreement, as discussed in Note 6.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

Convertible Notes Payable – 2013 and 2014 Issuances

Between October 2013 and April 2014, the Company issued 38 convertible promissory notes for total principal of $1,520,000. The notes are subject to automatic conversion upon a qualified equity financing in excess of $3,000,000 or voluntary conversion at the Company’s discretion if a qualified equity financing does not occur, as defined in the note agreements. The notes’ conversion rate is the lower of a 20% discount to the lowest price in the triggering equity financing round or the price implied by a $4,000,000 valuation on the fully diluted capitalization of the Company at conversion. If a change of control occurs, as defined in the agreements, 150% of the then outstanding principal and interest becomes due and payable. Interest accrues on the notes at the rate of 5% per annum, which accrues until maturity and is convertible along with principal. The notes mature between October 2014 and February 2015.

In October 2014, all of these convertible notes were converted, inclusive of accrued and unpaid interest of $50,529, based upon the conversion terms and the occurrence of a qualifying equity transaction, resulting in the issuance of 4,735,126 shares of Series A preferred stock at a conversion price of $0.33 per share based on a $4,000,000 valuation cap under the notes’ terms. After this conversion event, none of these convertible notes payable or related accrued interest payable remained outstanding. The Company determined the conversion was not under a beneficial conversion feature based on the fair value of the Company’s stock at the issuance dates of the convertible notes.

Convertible Notes Payable – 2015 issuances

Between May and September 2015, the Company issued ten convertible promissory notes for total principal of $540,000. The notes are subject to automatic conversion upon a qualified equity financing in excess of $10,000,000, or if a qualified equity financing does not occur, the notes automatically convert at maturity at a price per share determined by a $50,000,000 valuation on the Company’s fully diluted capitalization. The notes’ conversion rate is a 15% discount to the lowest price in the triggering equity financing round. Interest accrues on the notes at the rate of 6% per annum. The notes mature on December 31, 2016, when all principal and accrued interest comes due.

Company determined that these notes contained a beneficial conversion feature contingent upon a future event due to the discounted conversion provisions. Following FASB ASC 470-20, the Company determined the intrinsic value of the conversion features on these convertible note based on the issuance date fair value of the Company’s stock and the 15% conversion discount. However, in accordance with FASB ASC 470-20, a contingent beneficial conversion feature in an instrument that becomes convertible only upon the occurrence of a future event outside the control of the holder is not recognized in earnings until the contingency is resolved. Therefore, these beneficial conversion features were not recorded as note discounts at the issuance dates of the notes, but rather, will be recognized if and upon consummation of the qualified equity financing (conversion trigger), which has not occurred as of December 31, 2015.

As of December 31, 2015, none of the 2015 convertible notes payable had been converted and all remained outstanding in their full principal amount, along with accrued and unpaid interest of $18,203.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

NOTE 5:  INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, research and development credits, and for net operating loss carryforwards.

	2015	2014

Deferred tax assets:
Tax Credit for Increasing Research	$102,212	$41,739
Net operating loss carryforward	2,178,899	801,337
Long-term deferred tax liabilities:
Property and equipment	(95,868)	(16,565)

Net deferred tax assets and liabilities:	2,185,243	826,511
Valuation Allowance	(2,185,243)	(826,511)
Net deferred tax asset	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2015 and 2014, cumulative losses through December 31, 2015, and no history of generating taxable income. Therefore, valuation allowances of $2,185,243 and $826,511 were recorded for the years ended December 31, 2015 and 2014, respectively. Accordingly, no provision for income taxes has been recognized for the years ended December 31, 2015, and 2014. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimates to be 39.8%.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2015, and 2014, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $5,469,893 and $2,011,672, which may be carried forward and will expire if not used between 2033 and 2035 in varying amounts. Such amounts have been fully reserved in the valuation allowance discussed above. The Company have accumulated research and development tax credits of $102,212 and $41,439 as of December 31, 2015 and 2014, respectively.

NOTE 6: SHARE-BASED PAYMENTS

Warrants

On April 10, 2015, the Company issued 44,500 warrants to purchase shares of common stock in connection with the Term Loan Agreement (see Note 4 – Financing Arrangements). The exercise price for the common stock warrants is $0.25 per share. The Company determined the fair value of these warrants under a Black-Scholes calculation was de minimus and therefore did not record an adjustment to additional paid-in capital for the value of the warrants. The warrants expire in April 2025 and are subject to automatic conversion if the fair value of the Company’s stock exceeds the exercise price as of the expiration date.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

Stock Plan

The Company has adopted the 2014 Equity Incetive Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. Under the Plan, the number of shares authorized was 3,000,000 and 2,000,000 shares as of December 31, 2015 and 2014, respectively. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception. Shares available for grant under the Plan amounted to 1,402,200 and 10,000 as of December 31, 2015 and 2014, respectively.

Vesting generally occurs over a period of immediately to four years. A summary of information related to stock options for the years ended December 31, 2015 and 2014 is as follows:

	December 31, 2015		December 31, 2014
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding - beginning of year	1,990,000	$0.235	-	$-
Granted	135,000	$0.250	2,000,000	$0.234
Exercised	(119,000)	$0.160	-	$-
Forfeited	(527,200)	$0.248	(10,000)	$0.160
Outstanding - end of year	1,478,800	$0.237	1,990,000	$0.235

Exercisable at end of year	664,404	$0.224	266,146	$0.160

Weighted average grant date fair value of options granted during year	$0.115		$0.095

Weighted average duration (years) to expiration of outstanding options at year-end	5.4		6.2

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. The assumptions utilized for option grants during the years ended December 31, 2015 and 2014 are as follows:

	2015	2014

Risk Free Interest Rate	1.60%	1.50%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	52.00%	52.00%
Expected Life (years)	5.00	5.00
Fair Value per Stock Option	$0.12	$0.07 - $0.11

Stock-based compensation expense of $41,108 and $30,300 was recognized under FASB ASC 718 for the years ended December 31, 2015 and 2014, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $83,213 and $116,491 for the years December 31, 2015 and 2014, respectively, which will be recognized over a weighted average period of 27 and 38 months as of December 31, 2015 and 2014, respectively.

NOTE 7: LEASE OBLIGATIONS

Effective March 2014, the Company entered into a lease agreement for manufacturing space. The lease term commenced April 1, 2014 and expires on March 31, 2017. Monthly lease obligations under the agreement are base rent starting at $5,800 per month plus 33% of common area operating costs, subject to actual expenses. The base rent is contractually escalated to $6,000 per month beginning April 1, 2015 and to $6,200 per month beginning April 1, 2016.

Effective July 2015, the Company entered into a lease agreement for additional manufacturing space. The lease term commenced July 2015 and expires in July 2018. Monthly lease obligations under the agreement are base rent starting at $8,250 per month plus a common area operating cost allocation, subject to actual expenses. The base rent is contractually escalated to $9,735 per month beginning January 1, 2016 and to $9,900 per month beginning January 1, 2017.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

During 2016, the Company entered into another lease agreement for additional manufacturing space.

The following are the minimum future lease obligations on the Company’s lease agreements:

December 31,	Lease Obligations

2016	190,620
2017	137,400
2018	59,400
387,420

NOTE 8: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 9: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective immediately.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.

See accompanying Independent Auditor’s Report

KNIGHTSCOPE, INC.
NOTES TO FINANCIAL STATEMENTS
As of and for the years ended December 31, 2015 and 2014

In April 2015, the FASB issued ASU No. 2015-05 on "Intangibles-Goodwill and Other-Internal-Use Software." The pronouncement provides criteria for customers in a cloud computing arrangement to use to determine whether the arrangement includes a license of software. The criteria are based on existing guidance for cloud service providers. It is effective for reporting periods beginning after December 15, 2015. Management is assessing the impact of this pronouncement on our financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 10: SUBSEQUENT EVENTS

Lease Obligations

Effective May 2016, the Company entered into a lease agreement for additional space. The lease term commenced June 1, 2016 and expires on July 31, 2018. Monthly lease obligations under the agreement are base rent starting at $18,250. The base rent is contractually escalated to $23,640 per month beginning May 1, 2017 and to $24,300 per month beginning May 1, 2018.

Series B Closings

The Company issued Series B Preferred Stock during 2016, resulting in the issuance of 1,307,446 shares of Series B preferred stock at an issuance price of $2.0401 per share, providing cash proceeds of $2,667,321. Convertible notes payable were converted to Series B preferred stock in October 2016, resulting in the issuance of 331,578 shares of Series B preferred stock, relieving principal and accrued interest of $574,965 on the convertible notes payable.

Management’s Evaluation

Management has evaluated subsequent events through October 27, 2016, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

INTERIM FINANCIAL STATEMENTS (Unaudited)

KNIGHTSCOPE, INC.

BALANCE SHEETS (Unaudited)

As of June 30, 2016 and 2015

	June 30, 2016	June 30, 2015

ASSETS
Current Assets:
Cash and cash equivalents	$4,542,353	$2,132,324
Accounts receivables	32,738	-
Prepaid expenses	174,701	106,611
Machines in process	755,081	563,844
Total Current Assets	5,504,873	2,802,779

Non-Current Assets:
Property and equipment at cost, net	790,509	98,879
Software at cost, net	2,645	2,995
Deposits	95,050	23,600
Other non-current assets	27,408	27,408
Total Non-Current Assets	915,612	152,882

TOTAL ASSETS	$6,420,485	$2,955,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$94,194	$24,385
Accrued expenses	59,856	34,751
Capital lease obligation, current	51,084	14,158
Convertible notes payable	540,000	420,000
Promissory notes payable	133,333	500,000
Total Current Liabilities	878,467	993,294

Long-Term Liabilities:
Capital leases obligation, long term
Customer deposits	20,000	20,000
Deferred rent liability	41,652	25,000
Total Long-Term Liabilities	61,652	45,000

Total Liabilities	940,119	1,038,294

Stockholders' Equity:
Series B preferred stock, $0.001 par, 4,949,386 shares authorized, 3,953,915 and 0 shares issued and outstanding at June 30, 2016 and 2015, respectively. Liquidation preference of $8,066,382 and $0 as of June 30, 2016 and 2015, respectively.	3,954	-
Series A convertible preferred stock, $0.001 par, 8,952,809 shares authorized, 8,936,015 shares issued and outstanding at June 30, 2016 and 2015. Liquidation preference of $7,981,649 as of June 30, 2016 and 2015.	8,936	8,936
Common Stock, $0.001 par, 27,100,000 shares authorized, 10,179,000 and 10,060,000 shares issued and outstanding of June 30, 2016 and 2015, all respectively.	10,072	10,060
Additional paid-in capital	13,350,151	5,246,563
Accumulated deficit	(7,892,747)	(3,348,192)
Total Stockholders' Equity	5,480,366	1,917,367

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,420,485	$2,955,661

See accompanying notes, which are an integral part of these financial statements.

F-20

KNIGHTSCOPE, INC.

STATEMENTS OF OPERATIONS (Unaudited)

For the six month periods ended June 30, 2016 and 2015

	June 30, 2016	June 30, 2015

	$122,509	$-
Cost of net revenues	47,928	-
Gross Profit (Loss)	74,581	-

Operating Expenses:
Compensation & benefits	1,513,152	957,050
General & administrative	870,168	245,205
Research & development	3,510	93,053
Sales & marketing	127,513	42,598
Professional fees	97,326	62,481
Total Operating Expenses	2,611,669	1,400,387

Loss from operations	(2,537,088)	(1,400,387)

Other Income (Expense):
Interest expense	(22,377)	(8,346)
Non-operating income	403	1,948
Total Other Income (Expense)	(21,974)	(6,398)

Provision for Income Taxes	-	-

Net Loss	$(2,559,062)	$(1,406,785)

Weighted-average vested common shares outstanding
-Basic and Diluted	10,179,000	10,060,000
Net loss per common share
-Basic and Diluted	$(0.25)	$(0.14)

See accompanying notes, which are an integral part of these financial statements.

F-21

KNIGHTSCOPE, INC.

STATEMENTS OF CASH FLOWS (Unaudited)

For the six month periods ended June 30, 2016 and 2015

	June 30, 2016	June 30, 2015
Cash Flows From Operating Activities
Net Loss	$(2,559,062)	$(1,406,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	72,054	15,177
Stock compensation expense	22,941	22,306
(Increase)/Decrease in accounts receivable	(22,746)	-
(Increase)/Decrease in machines in process	(409,466)	(563,842)
Increase/(Decrease) in prepaid expenses	(44,256)	(1,905)
Increase/(Decrease) in deposits	(58,703)	(5,000)
Increase/(Decrease) in accounts payable	(211,906)	21,689
Increase/(Decrease) in accrued expenses	(11,308)	(37,912)
Increase/(Decrease) in customer deposits	-	20,000
Increase/(Decrease) in deferred rent	3,071	-
Increase/(Decrease) in payroll liabilities	(225)	3,372
Increase/(Decrease) in accrued interest payable	15,269	1,821
Net Cash Used In Operating Activities	(3,204,337)	(1,931,079)

Cash Flows From Investing Activities
Costs of property and equipment	(151,633)	(30,483)
Net Cash Used In Investing Activities	(151,633)	(30,483)

Cash Flows From Financing Activities
Proceeds from issuance of preferred stock	1,916,380	107,250
Offering costs	-	(26,426)
Net proceeds/(repayments) from capital lease obligations	40,300	(3,318)
Net proceeds / (repayments) from promissory note payable	(200,000)	500,000
Issuance of convertible notes payable	-	420,000
Net Cash Provided By Financing Activities	1,756,681	997,506

Net Change In Cash	(1,599,289)	(964,056)

Cash at Beginning of Period	6,141,642	3,096,380
Cash at End of Period	$4,542,353	$2,132,324

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$7,108	$6,525

See accompanying notes, which are an integral part of these financial statements.

F-22

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

NOTE 1: NATURE OF OPERATIONS

Knightscope, Inc. (the “Company”), is a corporation organized April 4, 2013 under the laws of Delaware. The Company designs, develops, builds, deploys, and supports advanced physical security technologies.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of June 30, 2016 and 2015, the Company had cash balances exceeding FDIC insured limits by $4,292,353 and $1,882,324, respectively.

Machines in process

The machines in process balances as of June 30, 2016 and 2015 consist of components used to manufacture robots. As machines are being worked on they are moved to finished goods and are valued using a standard bill of materials.

Accounts receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  Based on these assessments, the Company determined that an allowance for doubtful accounts on its accounts receivable balance as of June 30, 2016 and 2015 was not necessary.

F-23

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

Capital Assets

Property, equipment, and software are recorded at cost when purchased and at standard cost when internally developed. Depreciation/amortization is recorded for property, equipment, and software using the straight-line method over the estimated useful lives of assets. Depreciation on internally developed equipment is recorded using straight-line method over the expected life of the asset. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at June 30, 2016 and 2015consist of software with 3 year lives and property and equipment with 3-5 year lives.

Depreciation and amortization charges on property, equipment, and software is included in general and administrative expenses and amounted to $25,536 and $15,177 as June 30, 2016 and 2015, respectively, and $47,928 of depreciation expense was included in cost of net revenues during the period ended June 30, 2016. Capital assets as of June 30, 2016 and 2015 are as follows:

	2016	2015

Computer equipment	$40,778	$23,155
Furniture, fixtures & equipment	263,229	98,749
Machines held for lease	578,878	-
Leasehold improvements	44,510	7,000
	927,395	128,904
Accumulated Depreciation	(136,886)	(30,026)

Property and Equipment, net	$790,509	$98,878

Depreciation Expense	$70,690	$14,179

Software (website and related)	$8,185	$5,990
Accumulated Amortization	(5,540)	(2,995)

Software, net	$2,645	$2,995

Amortization Expense	$1,364	$998

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

F-24

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company invoices for the rental of robots on a monthly basis and recognizes revenue in accordance with the terms of the service agreements. Costs for machines in service is are depreciated to the cost of net revenues over the life of the machine.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Research & development costs

Research and development costs are expensed as incurred. Total expenses related to research and development was $3,510 and $93,053 for the period ending ended June 30, 2016 and 2015, respectively.

F-25

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive.

As all potentially dilutive securities are anti-dilutive as of June 30, 2016 and 2015, diluted net loss per share is the same as basic net loss per share for each year.

NOTE 3: STOCKHOLDERS’ EQUITY

The Company has authorized 27,100,000 shares of $0.001 par value common stock and 13,902,195 shares of $0.001 par value preferred stock, with preferred stock designated as 8,952,809 shares of Series A Preferred Stock and 4,949,386 shares of Series B Preferred Stock.

Common Stock

As of June 30, 2016 and 2015, 10,179,000 and 10,060,000 shares of common stock were issued and outstanding, respectively. The Company has reserved 3,000,000 and 2,000,000 shares of its common stock pursuant to the 2014 Equity Incentive Plan as of June 30, 2016 and 2015, respectively.

Convertible Preferred Stock

As of June 30, 2016 and 2015, 8,936,015 shares of Series A preferred stock were issued and outstanding. As of June 30, 2016, and 2015 3,953,915 and 0 shares of Series B preferred stock were issued and outstanding.

The preferred stockholders have certain dividend preferences over common stockholders, including a non-cumulative dividend rate of $0.0536 and $0.1224 per share for Series A and Series B preferred stock, respectively. The preferred stock is subject to an optional conversion right, where the preferred stock are convertible into fully paid and non-assessable shares of common stock at a 1:1 rate, with certain dilution protections. The preferred stockholders are entitled to a liquidation preference over common stockholders in the amount of $0.8932 and $2.0401 per share for Series A preferred stock and Series B preferred stock, respectively. The liquidation preferences totaled $16,048,031 and $7,981,649 as of June 30, 2016 and 2015, respectively.

F-26

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

The Company issued its Series A Preferred Stock during 2014 and 2015, resulting in the issuance of 8,936,015 shares of Series A preferred stock at an issuance price of $0.8932 per share. These issuances provided cash proceeds of $107,250 period ended June 30, 2015.

The Company issued its Series B Preferred Stock during 2015 and 2016, respectively, resulting in the issuance of 939,356 and 3,014,559 shares of Series B preferred stock at an issuance price of $2.0401 per share. These issuances provided cash proceeds of $8,066,385 as of June 30, 2016.

NOTE 4:  FINANCING ARRANGEMENTS

Term Loan

In April 2015, the Company entered a term loan agreement which allows for individual term loans of up to $1,250,000 (or $3,000,000 if and once a milestone of the Company receiving cash proceeds of at least $10,000,000 for the sale of its capital stock in an equity financing from investors deemed acceptable by the bank) until December 31, 2015. Each term loan calls for 18 monthly payments of equal principal plus accrued interest which would fully amortize the term loan. Outstanding borrowings under the term loan agreement bear interest at 1.75% above the prime rate per annum (5.25% at December 31, 2015). Only one term loan in the amount of $600,000 was utilized by the Company. As of June 30, 2016, and 2015, $133,333 and $500,000, respectively of principal remained outstanding on the term loan. The term loan matures in October 2016. 44,500 common stock warrants were issued in conjunction with this note agreement, as discussed in Note 6.

Convertible Notes Payable – 2015 issuances

Between May and September 2015, the Company issued ten convertible promissory notes for total principal of $540,000. The notes are subject to automatic conversion upon a qualified equity financing in excess of $10,000,000, or if a qualified equity financing does not occur, the notes automatically convert at maturity at a price per share determined by a $50,000,000 valuation on the Company’s fully diluted capitalization. The notes’ conversion rate is a 15% discount to the lowest price in the triggering equity financing round. Interest accrues on the notes at the rate of 6% per annum. The notes mature on December 31, 2016, when all principal and accrued interest comes due.

Company determined that these notes contained a beneficial conversion feature contingent upon a future event due to the discounted conversion provisions. Following FASB ASC 470-20, the Company determined the intrinsic value of the conversion features on these convertible notes based on the issuance date fair value of the Company’s stock and the 15% conversion discount. However, in accordance with FASB ASC 470-20, a contingent beneficial conversion feature in an instrument that becomes convertible only upon the occurrence of a future event outside the control of the holder is not recognized in earnings until the contingency is resolved. Therefore, these beneficial conversion features were not recorded as note discounts at the issuance dates of the notes, but rather, will be recognized if and upon consummation of the qualified equity financing (conversion trigger), which has not occurred as of June 30, 2016.

F-27

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

As of June 30, 2016, and 2015, none of the 2015 convertible notes payable had been converted and all remained outstanding in their full principal amount, along with accrued and unpaid interest of $22,377 and $8,346, respectively.

NOTE 5:  INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, research and development credits, and for net operating loss carryforwards.

	2015	2014
Deferred tax assets:
Net operating loss carryforward	$2,178,899	$801,337
R&D credit	102,212	41,739
Deferred tax liabilities:
Property and equipment	(95,868)	(16,565)
Net deferred tax assets and liabilities	2,185,243	826,511
Valuation allowance	(2,185,243)	(826,511)
Net deferred tax asset	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2015 and 2014, cumulative losses through December 31, 2015, and no history of generating taxable income. Therefore, valuation allowances of $2,185,243 and $826,511 were recorded for the years ended December 31, 2015 and 2014, respectively. Accordingly, no provision for income taxes has been recognized for the years ended December 31, 2015, and 2014. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimates to be 39.8%.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2015, and 2014, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $2,178,899 and $801,337, which may be carried forward and will expire if not used between 2033 and 2035 in varying amounts. Such amounts have been fully reserved in the valuation allowance discussed above. The Company has accumulated research and development tax credits of $102,212 and $41,739 as of December 31, 2015 and 2014, respectively. Deferred tax asset calculations are from December 31, 2015 and 2014 and have not been updated for interim activity as the Company is in a full valuation allowance position.

F-28

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

NOTE 6: SHARE-BASED PAYMENTS

Warrants

On April 10, 2015, the Company issued 44,500 warrants to purchase shares of common stock in connection with the Term Loan Agreement (see Note 4 – Financing Arrangements). The exercise price for the common stock warrants is $0.25 per share. The Company determined the fair value of these warrants under a Black-Scholes calculation was de minimus and therefore did not record an adjustment to additional paid-in capital for the value of the warrants. The warrants expire in April 2025 and are subject to automatic conversion if the fair value of the Company’s stock exceeds the exercise price as of the expiration date.

Stock Plan

The Company has adopted the 2014 Stock Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. Under the Plan, the number of shares authorized was 3,000,000 shares as of June 30, 2016. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception.

Vesting generally occurs over a period of immediately to four years.

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. The assumptions utilized for option grants during the periods ended June 30, 2016 and 2015 are as follows:

F-29

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

	2016	2015

Risk Free Interest Rate	1.60%	1.50%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	52.00%	52.00%
Expected Life (years)	5.00	5.00
Fair Value per Stock Option	$0.12	$0.07-$0.11

Stock-based compensation expense of $22,941 and $22,306 was recognized under FASB ASC 718 for the period ended June 30, 2016 and 2015, respectively.

NOTE 7: LEASE OBLIGATIONS

Effective March 2014, the Company entered into a lease agreement for manufacturing space. The lease term commenced April 1, 2014 and expires on March 31, 2017. Monthly lease obligations under the agreement are base rent starting at $5,800 per month plus 33% of common area operating costs, subject to actual expenses. The base rent is contractually escalated to $6,000 per month beginning April 1, 2015 and to $6,200 per month beginning April 1, 2016.

Effective July 2015, the Company entered into a lease agreement for additional space. The lease term commenced July 8, 2015 and expires on July 7, 2018. Monthly lease obligations under the agreement are base rent starting at $8,250. The base rent is contractually escalated to $9,735 per month beginning January 1, 2016 and to $9,900 per month beginning January 1, 2017.

Effective May 2016, the Company entered into a lease agreement for additional space.  The lease term commenced June 1, 2016 and expires on July 31, 2018. Monthly lease obligations under the agreement are base rent starting at $18,250.  The base rent is contractually escalated to $23,640 per month beginning May 1, 2017 and to $24,300 per month beginning May 1, 2018.

The following are the minimum future lease obligations on the Company’s lease agreements as of June 30:

2017	$519,870
2018	$584,940
2019	$48,620

F-30

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

NOTE 8: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 9: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective immediately.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.

In April 2015, the FASB issued ASU No. 2015-05 on "Intangibles-Goodwill and Other-Internal-Use Software." The pronouncement provides criteria for customers in a cloud computing arrangement to use to determine whether the arrangement includes a license of software. The criteria are based on existing guidance for cloud service providers. It is effective for reporting periods beginning after December 15, 2015. Management is assessing the impact of this pronouncement on our financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

F-31

KNIGHTSCOPE, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

As of and for the six month periods ended June 30, 2016 and 2015

NOTE 10: SUBSEQUENT EVENTS

Series B Closings

The Company issued Series B Preferred Stock subsequent to June 30, 2016, resulting in the issuance of 368,090 shares of Series B Preferred Stock at an issuance price of $2.0401 per share. These issuances provided cash proceeds of $750,940. Convertible notes payable were converted to preferred stock in October 2016, resulting in the issuance of 331,578 shares of Series B preferred stock, relieving principal and accrued interest of $574,965 on the convertible notes payable.

Management’s Evaluation

Management has evaluated subsequent events through November 4, 2016, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements.

F-32

PART III

INDEX TO EXHIBITS

1 Issuer Agreement with SI Securities LLC*

2.1 Amended and Restated Certificate of Incorporation*

2.2 Bylaws*

4 Form of Subscription Agreement*

6.1 2014 Equity Incentive Plan*

6.2 2016 Equity Incentive Plan*

6.2 Loan and Security Agreement, dated [●], 2016*

8 Form of Escrow Agreement*

11 Independent Auditor’s Consent

12 Opinion of KHLK LLP*

13 “Testing the waters” materials*

* To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on November 7, 2016.

Knightscope, Inc.

/s/ William Santana Li

By William Santana Li, Chief Executive Officer

This Offering Statement has been signed by the following person in the capacities and on the date indicated.

/s/ William Santana Li

By William Santana Li, as Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

Date: November 7, 2016